Exhibit 2.1

EXECUTION COPY

Dated 8 February 2010

AHN (UK) HOLDINGS LIMITED

and

MWI SUPPLY (UK ACQUISITION) LIMITED

and

MWI VETERINARY SUPPLY CO.

and

AHN INTERNATIONAL, LLC

AGREEMENT RELATING TO THE SALE AND
PURCHASE OF THE ENTIRE ISSUED SHARE
CAPITAL OF CENTAUR SERVICES LIMITED

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com

INDEX

1.	Interpretation	1

2.	Sale and Purchase of Shares	10

3.	Consideration	10

4.	Completion	11

5.	Warranties, Indemnities and Seller Limitations	13

6.	Confidentiality and Announcements	17

7.	Protection of Goodwill	18

8.	Further Assurance	19

9.	Continuing Obligations and Assignment	19

10.	Costs	20

11.	Notices	20

12.	Severability	21

13.	Entire Agreement and Variation	21

14.	General Provisions	21

15.	Guarantee	22

16.	Governing Law and Jurisdiction	23

SCHEDULES

This Agreement is made on 8 February 2010,

Between:

(1)                                  AHN (UK) Holdings Limited, a company registered in England and Wales under number 6635250, whose registered office is at Centaur House, Torbay Road, Castle Cary, Somerset BA7 7EU, England (the “Seller”);

(2)                                  MWI Supply (UK Acquisition) Limited, a company registered in England and Wales under number 7145123, whose registered office is at 160 Queen Victoria Street, London EC4V 4QQ (the “Buyer”); and

(3)                                  MWI Veterinary Supply Co., an Idaho corporation with address 651 S. Stratford Dr., Suite 100, Meridian ID 83642, U.S.A (the “Guarantor”); and

(4)                                  AHN International LLC, a Delaware limited liability corporation with address 8521, Six Forks Road, Suite 105, Raleigh, NC 27615, U.S.A (“AHN”).

Recitals:

(A)                              Centaur Services Limited (the “Company”) is a company registered in England under number 787385, whose registered office is at Centaur House, Torbay Road, Castle Cary, Somerset, BA7 7EU.  Further brief particulars of the Company are set out in Part A of Schedule 2.

(B)                                The Seller is the beneficial owner and registered holder of the Shares in the capital of the Company, as set out opposite its name in Schedule 1.

(C)                                The Seller has agreed to sell the Shares and the Buyer has agreed to purchase the Shares on and subject to the terms of this Agreement.

(D)                               The Guarantor has agreed to guarantee the obligations of the Buyer contained in this Agreement.

It is agreed:

1.                                       Interpretation

1.1                                 In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them;

“Accounting Policies” means the accounting policies set out in Schedule 6;

“Accounts” means the audited consolidated balance sheet and profit and loss account of the Company as at and for the period ended on 31 December 2008;

“Accounts Date” means 31 December 2008;

“Actual Net Debt Amount” means the amount of External Debt as at Completion less the amount of Cash as at Completion as set out in the Actual Net Debt Statement agreed or determined in accordance with Schedule 5;

“Actual Net Debt Statement” means a statement setting out the Actual Net Debt Amount in the form set out in Schedule 7;

“Actual Net Working Capital Amount” means the amount of Net Working Capital as at Completion as set out in the Actual Net Working Capital Statement agreed or determined in accordance with Schedule 5;

“Actual Net Working Capital Statement” means a statement setting out the Actual Net Working Capital Amount in the form set out in Schedule 7, as agreed or determined in accordance with Schedule 5;

“Adjustment Mechanics” means the settlement mechanics relating to the adjustments to the Consideration as set out in Schedule 5;

“Affiliate” means, in relation to any body corporate, any person which is from time to time a subsidiary, subsidiary undertaking, parent company or holding company of that body corporate or of such subsidiary, subsidiary undertaking, parent company or holding company, as the case may be;

“Ancillary Documents” has the meaning given in Clause 13.2.1;

“Balancing Amounts” means each of the Net Debt Balancing Amount and the Net Working Capital Balancing Amount;

“Business Day” means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Buyer’s Solicitors” means Dechert LLP;

“Buyer’s Warranties” means those Warranties given by the Buyer as set out in Schedule 4 (and individually a “Buyer’s Warranty”);

“CAA” means the Capital Allowances Act 2001;

“Caps” has the meaning given in Clause 5.12;

“Cash” means all cash or cash equivalents in hand or credited to any account of the Group (or in any account of a third party to the extent such cash is held by that third party on behalf of and belonging without restriction to the Group) with any banking, financial, acceptance credit, lending or similar institution or organization, including all interest accrued thereon, determined in accordance with the Accounting Policies.  For the avoidance of doubt, (a) cash shall include any amounts described as “restricted cash” in the Accounts, (b) cash shall be reduced by cheques and drafts written by the Group but not yet cleared, (c) cash shall be increased by cheques and drafts held by and for the benefit of the Group but not yet cleared, in each case, as of the Completion Date;

“Claim” means a claim for breach of any of the Seller’s Warranties;

“Company” has the meaning given in Recital (A), save where specified otherwise;

“Completion” means the completion of the sale and purchase of the Shares pursuant to Clause 4;

“Completion Date” means 12.01am on the date of this Agreement;

“Consideration” means the amount payable pursuant to Clause 3.1;

“CTA 09” means the Corporation Tax Act 2009;

“DB Scheme” has the meaning given in paragraph 64 of Schedule 3;

“De minimis” has the meaning given to it in Clause 5.12.1;

“Directors” means Paul Gerring, Boyd Wainscott, Kathleen Lopiano and Nick Ryan (and each individually a “Director”);

“Disclosure Bundle” has the meaning given to such term in the Disclosure Letter;

“Disclosure Letter” means a letter of today’s date together with the Disclosure Bundle annexed thereto in the agreed form, disclosing exceptions to the Warranties;

“Employees” shall include any individual within the definition of “employee” or “worker” in section 230 Employment Rights Act 1996 and any applicant for a position as employee or worker so defined, and references to a “contract of employment” shall include any contract within section 230(2) or 230(3)(b) Employment Rights Act 1996; “employ” and “employment” shall have a corresponding meaning;

“Encumbrance” means any mortgage, charge, lien, option, equity, right of first refusal or pre-emption, claim or other third party right;

“Environment” means air (including air within buildings and air within other natural or man-made structures above or below ground), water (including territorial and coastal and inland waters, groundwater and water within any natural or man-made structure) and land (including land under water, surface land and sub-surface land) and any organisms or ecosystems supported by the air, water or land;

“Environmental Law” means each applicable law (including statute, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice having the force of law, civil, criminal or administrative law, common law, a notice, order, judgment, decision, ruling or other requirement from any governmental, administrative or regulatory agency or body or a court, tribunal or other assembly conducting judicial business) relating to pollution or protection of the Environment, or human health and safety, or the generation, transportation, storage, treatment, disposal or presence of any Hazardous Substance;

“Escrow Account” means the interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Seller’s Solicitors for the purposes of holding the Escrow Amount;

“Escrow Agreement” means an agreement dated as of today’s date setting out how the Escrow Account is to be operated;

“Escrow Amount” means $3,375,000;

“Estimated Consideration” means the Gross Estimated Consideration less the Escrow Amount;

Estimated Net Debt Amount” means the estimated amount of External Debt as at Completion less the estimated amount of Cash as at Completion as set out in the Estimated Net Debt Statement;

“Estimated Net Debt Statement” means the statement in the form set out in Schedule 7, setting out details and calculation of the Estimated Net Debt Amount;

“Estimated Net Working Capital Amount” means the estimate of the amount of Net Working Capital as at Completion as set out in the Estimated Net Working Capital Statement;

“Estimated Net Working Capital Difference” means the Estimated Net Working Capital Amount less the Reference Net Working Capital Amount, as set out in the Estimated Net Working Capital Statement;

“Estimated Net Working Capital Statement” means the statement in the form set out in Schedule 7, setting out details and calculation of the Estimated Net Working Capital Amount and the Estimated Net Working Capital Difference, if any;

“Exchange Rate” means with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into US dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for that date, at the rate quoted by Barclays Bank as at the close of business in London as at such date (save that in respect of amounts payable on Completion, the exchange rate for these purposes shall be deemed to be US$1.57 to UK£1, with the understanding that any discrepancies between such rate and the Exchange Rate on the Completion Date shall be taken into account in the payment of the Balancing Amounts);

“Expert” shall have the meaning given to such term in Schedule 5;

“External Debt” means (i) all borrowings and other indebtedness of the Group by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, guarantees, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments (including any interest accruing in respect of any such borrowings or other indebtedness, any pre-payment costs, fee, penalties or other amounts payable in respect of the repayment thereof), (ii) £800,000, being all the agreed obligations of the Group as lessee under finance or capital leases (and any other leases that should properly be characterised as a finance or capital lease under IFRS), (iii) any obligations of the Group evidenced by a note, bond, guarantee debenture or similar instrument; and (iv) all obligations of the Group by way of Transaction Costs (it being understood that, to the extent that any of the above has been taken into account for the purposes of reducing Cash or Net Working Capital, it shall not be taken into account for the purposes of the Net Debt Calculations) and, for the avoidance of doubt, obligations or liabilities met by the Seller pursuant to clauses 5.26 and 5.27 shall not constitute External Debt for these purposes;

“fairly disclosed” means fairly disclosed in such a manner and in such detail as to enable a Buyer to make an informed assessment of the matter concerned;

“Financial Debt” shall have the meaning given to such term in paragraph 41 of Schedule 3;

“Fortis Facilities” means (i) a term loan facility letter between the Company and Fortis Bank SA / NV — UK Branch dated 21 December, 2004 (as may be amended, restated, supplemented, novated or varied from time to time); (ii) a secured invoice discounting facility for up to £12,000,000 made between the Company and Fortis Commercial Finance Limited dated 7 May 2002 (as may be amended, restated, supplemented, novated or varied from time to time); (iii) a purchase fixed agreement for £302,338 made between the Company and Fortis Lease (UK) Limited dated 23 May 2005 (as may be amended, restated, supplemented, novated or varied from time to time); (iv) a purchase fixed agreement for £1,278,094.22 made between the Company and Fortis Lease UK Limited dated 25 September, 2007 (as may be amended, restated, supplemented, novated or varied from time to time); (v) a £200,000 facility agreement made between the Company, Somervet Limited and Fortis Bank SA/NV - UK Branch dated 5 May 2009 (as maybe amended, restated, supplemented, novated or varied from time to time); and (vi) an interest rate swap relating to the term loan referred to in (i) above expiring on 28 May 2010;

“General Cap” has the meaning given in Clause 5.13;

“Group” means the Company and the Subsidiaries;

“Gross Estimated Consideration” means an amount equal to US$45,000,000 less the absolute value of the Estimated Net Debt Amount (if positive), plus the absolute value of the Estimated Net Debt Amount (if negative), less the absolute value of the Estimated Net Working Capital Difference (if negative), plus absolute value of the Estimated Net Working Capital Difference (if positive) less the Negotiated Pension Deficit plus the Vendor Loan Note Amount;

“Guaranteed Obligations” has the meaning given to such term in Clause 15.1;

“Guarantor’s Warranties” means those Warranties given by the Guarantor as set out in Schedule 4;

“Hazardous Substance” means any natural or artificial substance or thing (whether in solid, liquid or gaseous form) which is (alone or in combination) capable of causing harm to the Environment or harm to human health;

“IFRS” means the International Financial Reporting Standards as adopted by the European Union;

“Information Technology Systems” means all communications systems and computer systems used by a member of the Group including all hardware, Software and websites but excluding networks generally available to the public;

“ITA” means the Income Tax Act 2007;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Ivesco Facility” means the credit agreement dated 30 November 2007 (as amended, restated, supplemented, novated or varied from time to time) between, amongst others, IVESCO Holdings L.L.C. and Bank of America, N.A. as Administrative Agent and AHN (UK) Holdings Limited;

“Lease Guarantee” means the Company’s guarantee of Chiron CS Limited’s payment obligations in relation to the Original Lease pursuant to an authorised guarantee agreement dated 1 September 2004;

“Lymedale Property” means the property located at Unit G, Lymedale Business Park, Newcastle under Lyme, Staffordshire, details of which are set out in Part III of Schedule 9;

“Management Accounts” means the monthly unaudited consolidated balance sheet and the monthly unaudited consolidated profit and loss statement of the Company and its subsidiaries as at and ending on the last day of each month for the period from 31 December 2008 to 31 December 2009;

“Negotiated Pension Deficit” means an amount equal to £1,300,000;

“Net Debt Balancing Amount” means an amount equal to the Net Debt Shortfall (expressed as a positive number) or the Net Debt Excess (expressed as a negative number);

“Net Debt Excess” means the amount (if any) by which the Actual Net Debt Amount is greater than the Estimated Net Debt Amount (expressed as a negative number);

“Net Debt Shortfall” means the amount (if any) by which the Estimated Net Debt Amount is greater than the Actual Net Debt Amount (expressed as a positive number);

“Net Working Capital Excess” means the amount (if any) by which the Actual Net Working Capital Amount is greater than the Estimated Net Working Capital Amount (expressed as a positive number);

“Net Working Capital Shortfall” means the amount (if any) by which the Estimated Net Working Capital Amount is greater than the Actual Net Working Capital Amount (expressed as a negative number);

“Net Working Capital” means the working capital of the Group determined in accordance with Schedule 6;

“Net Working Capital Balancing Amount” an amount equal to the Net Working Capital Excess (expressed as a positive number) or the Net Working Capital Shortfall (expressed as a negative number);

“Newcastle Lease Liability” means all amounts owed by the Group or for which the Group may become liable in the future (whether contingent or otherwise) in connection with the ongoing dispute relating to the Original Lease and the Lease Guarantee;

“Original Lease” means the underlease dated 5 October 2001 and made between David John Gladman and Jonathan Mark Stansfield Shepherd (trading as Gladman Homes), Chiron CS Limited and the Company in relation to the Lymedale Property;

“Payment Statement” means a statement in the form set out in Schedule 11, setting out the Consideration payable under Clause 3.1 and the amount payable by the Buyer or the Seller under Clause 3.3 as agreed or determined in accordance with Schedule 5;

“Pension Arrangements” shall have the meaning given in paragraph 64 of Schedule 3;

“Qualifying Claim” means a Claim or a claim under the Tax Covenant which is either (i) agreed by the Seller in writing, or (ii) in respect of which a judgment at first instance against the Seller has been given in a court of competent jurisdiction and the Seller has agreed not to appeal or no right of appeal lies in respect of the judgment or the Seller is debarred by law from exercising any such right of appeal;

“Real Properties” means the properties details of which are set out in Part I and Part II of Schedule 9;

“Reference Net Working Capital Amount” means an amount equal to £12,775,000;

“Relevant Business” means the business carried on by the Group in the United Kingdom as at Completion;

“Seller’s Disagreement Notice” shall have the meaning given to such term in Schedule 5;

“Seller’s Solicitors” means Kirkland & Ellis International LLP, 30 St. Mary Axe, London, EC3A 8AF;

“Seller’s Warranties” means those Warranties set out in Schedule 3 (and individually a “Seller’s Warranty”);

“Shares” means the 533,000 ordinary shares of £1.00 each, being together the entire issued share capital of the Company;

“Shrinkwrap Software” means third party software sold in a standard configuration and readily available to the public on standard terms and conditions;

“Software” means all software used in connection with the business of a member of the Group, including Shrinkwrap Software and firmware that relates to or is comprised in hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware;

“Stock Exchange” means London Stock Exchange plc;

“Subsidiaries” means Labpak Limited, a company registered in England under company number 1264218 and Somervet Limited, a company registered in England under company number 02925880;

“Taxation” or “Tax” means any form of taxation, duty, impost, levy, tariff of any nature whatsoever and wherever arising directly or indirectly, including without limitation, corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, PAYE, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual, deemed, gross or net income, profit, gain, value, receipt, payment, sale, use, occupation, franchise, value added property or right and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff;

“Tax Authority” means any authority or body, in any jurisdiction and whether national or otherwise having the power or authority or other function in relation to Tax;

“Tax Claim” means any claim under the Tax Covenant or a claim for breach of any of the Warranties set out in Part C of Schedule 3;

“Tax Covenant” means the tax covenant set out in Schedule 8;

“Tax Covenant Cap” has the meaning given in Clause 5.13;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation in any jurisdiction making any provision for or in relation to Tax;

“Threshold” has the meaning given to it in Clause 5.12.2;

“Title Cap” has the meaning given in Clause 5.13;

“Transaction” means the acquisition by the Buyer of the Shares;

“Transaction Costs” means any (i) costs, interest, fees, management fees, or similar costs, fees or payments which are referable or attributable to the Transaction and/or its completion and are payable by a member of the Group and not settled on or prior to Completion; (ii) £790,000, being all the agreed performance or other bonus payments payable by the Group to directors, officers and/or employees of the Group at or around Completion (including any tax in relation thereto) and not settled on or prior to Completion;

“Vendor Loan Note” means the US$2,000,000 loan note, bearing interest at the LIBOR one-month fixed rate plus a margin of 0.7%, issued to the Seller on Completion by the Guarantor;

Vendor Loan Note Amount” means US$2,000,000, being the amount payable pursuant to the Vendor Loan Note as at the date hereof; and

“Warranties” means the Seller’s Warranties as set out in Schedule 3 and the Buyer’s Warranties and the Guarantor’s Warranties set out in Schedule 4.

1.2           In this Agreement, unless the context otherwise requires:

1.2.1        reference to this Agreement or any other document in the agreed form includes this Agreement or such other document as varied; modified or supplemented in accordance with the terms hereof;

1.2.2        references to recitals, paragraphs, clauses and schedules and sub-divisions of them, unless the context otherwise requires, are references to the Recitals, paragraphs, and Clauses of, and Schedules to, this Agreement and sub-divisions of them respectively;

1.2.3        Schedules and Recitals to this Agreement shall constitute part of, and where relevant, be construed as operative provisions of this Agreement;

1.2.4        references to any enactment includes references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it save to the extent that reference to such re-enactment, amendment or extension increases the liability or renders the obligations of any party hereto more onerous;

1.2.5        reference to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

1.2.6        references to the one gender include all genders, and references to the singular include the plural and vice versa;

1.2.7        headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.8        the words “company”, “group”, “subsidiary, “subsidiary undertaking”, “parent company” or “holding company” have the meanings given to them by the Companies Act 2006;

1.2.9        references to a “company” shall also be construed to include any other company, corporation or body corporate wherever and however incorporated or established;

1.2.10      the rule known as the ejusdem generis rule shall not apply and accordingly general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

1.2.11      references to time of the day are to London time.

1.3           Any reference in this Agreement to a document being “in the agreed terms” or “in the agreed form” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.             Sale and Purchase of Shares

2.1           On and subject to the terms of this Agreement, the Seller shall sell with full title guarantee the Shares, and the Buyer shall purchase all the Shares on and with effect from Completion, in each case free from all Encumbrances and together with all rights which are now, or at any time hereafter may become, attached to them (including, without limitation, the right to receive all dividends and distributions declared, made or paid on or after Completion).

3.             Consideration

3.1           Upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay, in consideration for the purchase of the Shares pursuant to Clause 2.1, to the Seller, an amount equal to US$45,000,000, adjusted by the amounts set out below (which shall be converted as applicable into US Dollars at the Exchange Rate):

3.1.1        less the absolute value of the Actual Net Debt Amount, if positive;

3.1.2        plus the absolute value of the Actual Net Debt Amount, if negative;

3.1.3        less the absolute value of the Actual Net Working Capital Amount minus the Reference Net Working Capital Amount, if negative;

3.1.4        plus the absolute value of the Actual Net Working Capital Amount minus the Reference Net Working Capital Amount, if positive;

3.1.5        less the Negotiated Pension Deficit;

3.1.6        plus the Vendor Loan Note Amount.

(in aggregate the “Consideration”) which shall be paid or satisfied, to the extent of the Estimated Consideration and the Escrow Amount, in accordance with Clause 4.2 and, in respect of the Balancing Amounts (if any), in accordance with Clauses 3.3 and 3.4.

3.2           It was noted that the Seller had delivered to the Buyer the Estimated Net Debt Statement and the Estimated Net Working Capital Statement (including the Estimated Net Working Capital Difference, if relevant) prior to the date hereof.

3.3           Payment of the Balancing Amounts shall be made in cash and:

3.3.1        if positive, shall be paid by the Buyer to the Seller; or

3.3.2        if negative, shall be paid by the Seller to the Buyer, such amount to be transferred to the Buyer, at the Buyer’s option, from the Escrow Account in accordance with the terms of the Escrow Agreement, or if sufficient funds are not available in the Escrow Account, by way of set off against payments due to the Seller under the Vendor Loan Note, in accordance with the terms of the Vendor Loan Note.

3.4           Payment of the Balancing Amounts under Clause 3.3 shall be made within five Business Days following the final agreement or determination of the Actual Net Debt Statement, the Actual Net Working Capital Statement and the Payment Statement in accordance with Schedule 5 by transfer of funds for same day value and, in the case of payments to the Seller to the account, details of which shall be notified by the Seller to the Buyer and the Buyer’s Solicitors at least three Business Days prior to the due date for payment and, in the case of payments to the Buyer, to an account details of which shall be notified by the Buyer to the Seller and the Seller’s Solicitors at least three Business Days prior to the due date for payment.

3.5           Within 14 Business Days following Completion, the Buyer shall pay (or shall procure the Company’s payment of) an amount equal to the Negotiated Pension Deficit into the DB Scheme. Any Tax relief or benefit arising to the Company, the Group or any member of the Buyer’s Group as a result of or by reference to the Negotiated Pension Deficit, and whether by way of corporation tax deduction, carry back, group relief or otherwise, shall be for the sole benefit of the Company, the Group or member of the Buyer’s Group and shall not be taken into account in the calculation of Net Working Capital and for the avoidance of doubt no payment shall be made to the Seller under this Agreement (including under the provisions of the Tax Covenant) in respect thereof.

4.             Completion

4.1           Completion shall take place at the offices of the Seller’s Solicitors on the Completion Date.

4.2           At Completion, the Buyer shall:

4.2.1        pay the Estimated Consideration by telegraphic transfer for same day value into such bank account as the Seller may nominate no later than two Business Days prior to Completion;

4.2.2        pay the Escrow Amount by telegraphic transfer into the Escrow Account;

4.2.3        deliver a counterpart of the Disclosure Letter executed by the Buyer; and

4.2.4        deliver a counterpart of the Escrow Agreement executed by the Buyer.

4.3           At Completion, the Guarantor shall issue, execute and deliver the Vendor Loan Note to the Seller.

4.4           At Completion the Seller shall deliver to the Buyer (or procure the delivery to the Buyer of):

4.4.1        duly executed transfers in respect of the Shares set opposite its name in Schedule 1 in favour of the Buyer (or as it may direct) together with the share certificates (or an indemnity in respect of a lost certificate in the agreed terms) relating to such Shares;

4.4.2        an irrevocable power of attorney in the agreed terms executed by it in favour of the Buyer appointing the Buyer to be its lawful attorney in respect of the Shares to be sold by it pending registration of the transfers;

4.4.3        the Escrow Agreement duly executed by the Seller; and

4.4.4        the Disclosure Letter duly executed by the Seller.

4.5           It was noted by the parties that on or prior to the date hereof, the following had been delivered to the Buyer:

4.5.1        evidence that Fortis Bank SA/NV-UK Branch had consented to the Transaction and had confirmed in writing that the Fortis Facilities will remain in full force and effect following Completion (save in respect of the interest rate swap which will be settled by the Buyer at Completion);

4.5.2        assurance from Martyn Smith of Oval Insurance Services that the insurance policies taken out by the Group (including insurance covering directors’ and officers’ liability (and applicable run-off cover), business interruption, employers’ liability, public liability, products liability and motor vehicle fleet cover) will remain in full force and effect following Completion; and

4.5.3        assurance from Chris Heeley of Hitachi Capital Vehicle Solutions that the agreements arranged by Hitachi Capital Vehicle Solutions Limited in respect of the Group’s motor vehicle fleet will remain in full force and effect following Completion.

4.6           In addition, at Completion the Seller shall cause to be delivered to the Buyer or the Buyer’s Solicitors:

4.6.1        the common seal, certificate of incorporation, certificates of incorporation on change of name and statutory books of each member of the Group with duly executed share certificates in respect of all shares in the capital of the Group (to the extent not in the possession of a member of the Group);

4.6.2        title deeds and documents of title relating to the Real Properties and the Lymedale Property (to the extent not in the possession of a member of the Group or Osborne Clarke, in their capacity as the Company’s lawyers); and

4.6.3        the resignations in the agreed form from each of the directors and the secretary of the members of the Group (other than Paul Gerring and Les Greaves).

4.7           At Completion the Seller shall also cause a board meeting of each member of the Group to be duly convened and held at which (where relevant):

4.7.1        the transfers of the Shares pursuant to this Agreement shall be approved for registration (subject only to the transfers being duly stamped); and

4.7.2        such persons as may be nominated by the Buyer shall be appointed as directors of members of the Group (within the maximum number, if any, permitted under their respective articles of association).

4.8           At Completion, following receipt of the Estimated Consideration in accordance with Clause 4.2, the Seller shall deliver to the Buyer evidence that the Group is released as a loan party to, and from any obligations under, the Ivesco Facility.  The parties hereto acknowledge and agree that the Ivesco Facility will not constitute External Debt as no amounts under such facility are payable by any member of the Group.

5.             Warranties, Indemnities and Seller Limitations

5.1           The Seller hereby warrants to the Buyer that at the date of this Agreement each of the Seller’s Warranties are true and accurate.

5.2           AHN hereby warrants to the Buyer that at the date of this Agreement each of the Seller’s Warranties numbered 2 to 6 (inclusive) in Schedule 3 are true and accurate in so far as they relate to AHN.

5.3           The Buyer hereby warrants to the Seller that at the date of this Agreement each of the Buyer’s Warranties are true and accurate.

5.4           The Guarantor hereby warrants to the Seller that at the date of this Agreement each of the Guarantor’s Warranties are true and accurate.

5.5           The sole remedy of the parties for any breach of the Warranties shall be an action for damages and none of the parties shall be entitled to rescind this Agreement.

5.6           In the event the Seller is liable in relation to a Qualifying Claim, the parties agree that in order to satisfy (or partially satisfy) any such Qualifying Claim, the Buyer may at its option (i) require the transfer to it of the amount required to satisfy (or partially satisfy) such claim from the Escrow Account in accordance with the terms of the Escrow Agreement, or (ii) if sufficient funds are not available in the Escrow Account, by way of set off against payments due by the Guarantor to the Seller under the Vendor Loan Note in accordance with the terms of the Vendor Loan Note, or (iii) set off against any payment due by it to the Seller under Clause 3.3 an amount equal to the value of any such Qualifying Claim.

5.7           For the avoidance of doubt nothing in Clause 5.6 shall require the Buyer to exercise its rights of set off or withholding and no set off or withholding shall extinguish the liability of the Seller in respect of any Qualifying Claim to the extent that such liability exceeds the amount so set off or the amount of the relevant deduction.

5.8           Nothing in this Clause 5 shall restrict or limit any party from taking or causing its Affiliates to take all reasonable action to mitigate any loss or damage which it or its Affiliates may incur in consequence of a matter giving rise to a claim under this Agreement.

5.9           Any payment by the Seller in respect of a breach by it of any of the provisions of this Agreement or any Ancillary Document shall (and shall be deemed to) reduce the price paid to the Seller for the Shares under this Agreement by a matching amount.

5.10         Each of the Warranties is separate and independent and is not to be limited by reference to any other Warranty or by anything in this Agreement or any Ancillary Document.

5.11         The Seller shall not be liable for any Claim unless it receives from the Buyer written notice containing a summary of the nature of the Claim as far as is known to the Buyer (including the grounds for the Claim and the amount claimed):

5.11.1      prior to the expiry of the period ending 18 months from the date of this Agreement in the case of a Claim other than a Tax Claim; or

5.11.2      prior to the expiry of seven years from the date of this Agreement in the case of a Tax Claim.

5.12         The Seller shall not be liable for any Claim (or a series of Claims arising out of substantially the same subject matter) where:

5.12.1      the liability of the Seller in respect of that Claim would have been less than £20,000 (the “De minimis”); and

5.12.2      unless and until the amount of the Claim, when aggregated with all other Claims made on the same occasion or previously, is equal to or exceeds $235,000 (in which case the Seller shall be liable for the full amount and not just the excess) (the “Threshold”).

5.13         The maximum aggregate liability of the Seller in respect of all Claims shall not exceed $16,450,000 (the “General Cap”), save that, for claims under the Tax Covenant, the maximum aggregate liability of the Seller shall increase to $23,500,000 (the “Tax Covenant Cap”) and for Claims relating to the Seller’s Warranties in Paragraphs 1 to 7 of Schedule 3, the maximum aggregate liability of the Seller shall increase to 100% of the Consideration (the “Title Cap” and together with the General Cap and the Tax Covenant Cap, the “Caps”).  For the avoidance of doubt the maximum liability of the Seller under this Agreement (including in relation to the Caps) shall not exceed in aggregate, the total Consideration.

5.14         In determining whether a monetary limit has been met for the purposes of this Clause 5, the amount of any Claim shall not include any costs and expenses incurred in connection with such Claim.

5.15         The Seller shall not be liable in respect of any Claim upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability, provided that this clause shall not operate to avoid a Claim made in respect of a contingent liability within the applicable time limit specified in Clause 5.11 if it becomes an actual liability.

5.16         The Seller shall have no liability in respect of any Claims (save that Clause 5.16.4 shall also apply to claims under the Tax Covenant):

5.16.1      to the extent that specific provision or reserve in respect of the liability or other matter giving rise to the Claim in question was specifically made in the Accounts;

5.16.2      to the extent that the Claim in question arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body (including extra statutory concessions of any Tax Authority) made after the date of this Agreement whether or not having retrospective effect;

5.16.3      to the extent that the Claim in question would not have arisen but for a voluntary act or transaction, which could reasonably have been avoided, carried out by the Buyer or any of its Affiliates (including the Group) after the date of this Agreement otherwise than in the ordinary course of business and which the Buyer or its Affiliates ought reasonably to have been aware might give rise to that Claim;

5.16.4      to the extent that the Group, the Buyer or its Affiliates have recovered any loss or damage suffered by the Company or the Subsidiaries forming the basis of the Claim in question under the terms of any insurance policy of the Group, the Buyer or its Affiliates for the time being in force; or

5.16.5      to the extent that the liability or other matter giving rise to the claim in question is fairly disclosed in the Disclosure Letter or the Disclosure Bundle.

5.17         The only Warranties given in relation to:

5.17.1      intellectual property rights and information technology or any related claims, liabilities or matters are set out in paragraphs 47 to 62 (inclusive) of Schedule 3 and no other Seller’s Warranty is given in relation to them;

5.17.2      real estate or any related claims, liabilities or matters are those set out in paragraphs 94 to 98 (inclusive) and paragraphs 101 and 102 of Schedule 3 and no other Seller’s Warranty is given in relation to them;

5.17.3      environment or any related claims, liabilities or matters are those set out in paragraphs 99 and 100 of Schedule 3 and no other Seller’s Warranty is given in relation to them;

5.17.4      matters relating to the employment of any past or present employee of any member of the Group or any related claims, liabilities or other matters are set out in paragraphs 76 to 92 (inclusive) of Schedule 3 and no other Seller’s Warranty is given in relation to them;

5.17.5      retirement benefits or pensions or any related claims, liabilities or matters are set out in paragraphs 64 to 73 (inclusive) of Schedule 3 and no other Seller’s Warranty is given in relation to them;

5.17.6      taxation or any related claims, liabilities or matters are those set out in paragraphs 107 to 166 (inclusive) of Schedule 3 and no other Seller’s Warranty is given in relation to them.

5.18         If any matter comes to the notice of the Buyer, its Affiliates or the Group which may give rise to a Claim, the Buyer shall (and shall procure that its Affiliates and/or the Group shall):

5.18.1      as soon as reasonably practicable give written notice of that matter to the Seller specifying in reasonable detail the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

5.18.2      not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Seller (not to be unreasonably withheld or delayed);

5.18.3      give the Seller and its professional advisers reasonable access to the premises and personnel of the Buyer, its Affiliates and/or the Group (as the case may be) and to any relevant chattels, accounts, documents and records within the power or control of the Buyer, its Affiliates and/or the Group so as to enable the Seller and its professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense; and

5.18.4      subject to the Seller indemnifying the Buyer and/or the Group to the Buyer’s satisfaction against any liability, costs, damages or expenses which may be reasonably incurred, take such action as the Seller may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question.

5.19         Subject always to Clause 5.11, no failure or delay by the Buyer to notify the Seller in accordance with clause 5.18 shall impair any right to make a Claim or any remedy or operate as or be construed as a waiver of such right or preclude its exercise at any subsequent time.

5.20         If the Buyer, its Affiliates and/or the Company or either of the Subsidiaries is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a Claim against the Seller, the Buyer shall promptly and diligently take all such action as the Seller shall reasonably request to enforce recovery and, if any sum is so recovered, then either the amount payable by the Seller in respect of that Claim shall be reduced by an amount equal to the sum recovered or (if any amount shall already have been paid by the Seller in respect of that Claim) there shall be repaid to the Seller an amount equal to the amount recovered or (if less) the amount of such payment (in either case with any interest paid by such other person but less any tax chargeable on the Buyer or any member of the Group in respect of such interest).

5.21         Nothing in Clause 5.18.4 shall oblige the Buyer or any member of the Group to take any steps which in the reasonable opinion of the Buyer would have an adverse effect upon the Group’s business.

5.22         For the avoidance of doubt, none of the Buyer, its Affiliates, or any member of the Group shall be entitled to recover damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same fact or subject matter.

5.23         This Clause 5 shall remain in full force and effect notwithstanding Completion and in particular shall not be discharged in whole or in part by any breach of any of the Seller’s Warranties or any other claim under this Agreement.

5.24         Any Warranty qualified by the expression so far as the Seller is aware or any similar expression shall be deemed to be made on the basis of the actual knowledge of the Seller having made reasonable enquiries of the Directors.

5.25         Nothing in this Agreement shall exclude the Seller’s liability in the case of fraud or fraudulent concealment by the Seller.

5.26         The Seller hereby undertakes to indemnify and keep indemnified the Buyer from and against any and all liabilities, costs (including salary and fees), claims, demands and expenses suffered or incurred by the Company following Completion arising out of and in connection with: (i) the retention of Leslie Greaves as a director following Completion and his continuing employment (as a director, company secretary and employee) and his services as a trustee of the DB Scheme; and (ii) the retirement of Leslie Greaves as an employee and resignation as a director of the Group.  The Buyer undertakes to procure that the Company shall use all reasonable endeavours to mitigate its liabilities, costs and expenses in relation to sub-clauses (i) and (ii) above.

5.27         The Seller shall indemnify the Buyer against all losses, damages, costs (including legal costs) and expenses (including taxation) arising out of or in connection with or as a consequence of the Newcastle Lease Liability, save that the maximum aggregate amount indemnifiable by the Seller pursuant to this Clause 5.27 shall not exceed the aggregate of £780,000, plus (i) the costs of repairs (including the landlord’s costs) required pursuant to the Original Lease as agreed between the Buyer and the Landlord or as determined by a court or by arbitration; and (ii) any value added tax on any amounts payable in connection with the Original Lease or the Newcastle Lease Liability pursuant to this Clause 5.27; and (iii) insurance and interest on arrears of rent under the Original Lease or in respect of the Newcastle Lease Liability. The Buyer undertakes to procure that the Company will act reasonably (and in accordance with the fiduciary obligations of its directors) when defending and/or settling any claims in relation to the Newcastle Lease Liability and in relation to the matters set out in sub-clause (i) above with a view to achieving the most favourable outcome for the Company.

5.28         Each of the Seller and AHN hereby waives and releases (and shall procure that its respective Affiliates waive and release) any claims or indebtedness that it (or any of its respective Affiliates) may have against any member of the Group except for any -claims or indebtedness enforceable pursuant to the terms of this Agreement and/or the Ancillary Documents.

6.             Confidentiality and Announcements

6.1           For the purpose of assuring the full benefit of the business and goodwill of each member of the Group and in consideration for the sale and purchase of the Shares, the parties hereby undertake to each other and to their successors in title as a separate and independent agreement that they will not at any time hereafter divulge (other than in accordance with Clauses 6.2 or 6.3) any information relating to the Transaction, other than information which is in the public domain otherwise than by reason of a breach of any of the provisions of this Agreement, is required to be disclosed to certain employees of the Buyer’s or Seller’s Affiliates in order to implement the Transaction (in which case the relevant party shall take responsibility for any breach of confidentiality by such person) or is a requirement of any court order, law, regulation or the Stock Exchange or other relevant regulatory body (and in each such case any disclosure shall only be made to the extent strictly so required).

6.2           No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties. This clause shall not prohibit any announcement, circular or disclosure required by law or by any competent judicial or regulatory authority or by any recognised stock exchange on which the shares of either party are listed (in which case the party with an obligation to make such an announcement or disclosure or to issue such circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation).

6.3           Save for any communication required to implement the terms of this Agreement, no announcement or statement concerning the financial terms of the Transaction or of any ancillary matter shall be made before or after Completion to any employees of the Group by any of the parties hereto without the prior written approval of the other parties hereto.

7.             Protection of Goodwill

7.1           Subject to Clauses 7.2 and 7.3, each of the Seller and AHN hereby undertake with the Buyer and the Group to procure that neither it, nor any of its respective Affiliates, will, either directly or indirectly, solely or jointly with any other person (either on its own account or as agent of any other person) in any capacity whatsoever:

7.1.1        for a period of 24 months from Completion carry on or be engaged in or be concerned or interested in any business which is competitive with the Relevant Business; or

7.1.2        for a period of 24 months from Completion, solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by any member of the Group during the period of 12 months prior to Completion to the extent that such activity is in competition with the Relevant Business, such person having been a customer of any member of the Group in respect of such goods and services during that period;

7.1.3        for a period of 24 months from Completion, solicit, seek to contract with or engage any person engaged to supply or manufacture goods or services to any member of the Group during the period of 12 months prior to Completion, such person having been a supplier of the Company in respect of such goods and services during that period, to the extent that such activities are in competition with the Relevant Business;

7.1.4        for a period of 24 months from Completion induce, solicit or offer employment to, employ or offer or conclude any contract for services with any person who during the period of 12 months prior to Completion was an employee, officer, agent or consultant of any member of the Group;

7.1.5        entice or endeavour to entice any person to breach his contract for services with any member of the Group; or

7.1.6        use any trade or domain name or email address owned or used exclusively by any member of the Group at any time during the 12 months immediately preceding the date of this Agreement or any other name intended or likely to be confused with any such trade or domain name or email address.

7.2           For the avoidance of doubt nothing in this Clause 7 shall prevent, restrict or affect in any way the operation of the business carried on as at Completion by the Seller, AHN and/or their Affiliates in the United States of America.

7.3           To the extent that the Seller, AHN and/or any of their respective Affiliates are acquired (or their business is acquired) in an arms’ length bona fide transaction by a third party unconnected to the Seller, AHN and/or any of their respective Affiliates after the Completion Date, the provisions of Clause 7.1 shall not apply to any of those entities (or such business) being sold or to any person which becomes an affiliate of such entities following any such sale.

7.4           Each of the Seller and AHN agree that the restrictions contained in this clause 7 are no greater than is reasonable and necessary for the protection of the interests of the Buyer and the Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.             Further Assurance

8.1           The Seller shall execute and deliver all such instruments and other documents and take all such actions as the Buyer may from time to time reasonably require in order to effect the transfer of the Shares to the Buyer.

9.             Continuing Obligations and Assignment

9.1           Subject to the provisions of Clause 4, each of the obligations, warranties and undertakings accepted or given by the Seller or the Buyer or any of them under this Agreement or any document referred to herein shall continue in full force and effect notwithstanding Completion taking place.

9.2           No party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, save that the Buyer or the Seller may assign (in whole or in part) the benefit of this Agreement to any of their Affiliates respectively, provided that if such assignee ceases to be an Affiliate of the Buyer or Seller respectively, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be reassigned to the Buyer or Seller (as the case may) be immediately before such cessation.

10.           Costs

10.1         Except where the Agreement provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to herein) or otherwise incurred in relation to it with a view to the sale and purchase hereunder.

10.2         The Buyer shall bear the cost of all stamp duty (at the prevailing rate, at the date of this Agreement being 0.5% of the Consideration) as a result of the transactions contemplated by this Agreement. The Buyer shall be responsible for arranging the payment of such stamp duty.

11.           Notices

11.1         Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail/first class/registered post addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

11.1.1      personally delivered, be deemed to have been received at the time of delivery;

11.1.2      posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

11.1.3      sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 a.m. on the next following Business Day.

11.2         For the purposes of this Clause 11 the authorised address of:

11.2.1      the Seller shall be as set out in Schedule 1, and will be copied to the Seller’s Solicitors, marked for the urgent attention of Anu Balasubramanian, Kirkland & Ellis International LLP, 30 St Mary Axe, London EC3A 8AF, telephone: 020 7469 2000, fax: 020 7469 2001;

11.2.2      the Buyer shall be MWI Veterinary Supply Co., 651 S. Stratford Dr., Suite 100, Meridian, ID 83642, U.S.A. marked “Attention: Jim Cleary” and will be copied to the Buyer’s Solicitors, marked for the urgent attention of: (i) Stephen Leitzell, Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2808 USA, telephone: +1 215 994 2621, fax: +1 215 994 2222; and (ii) Sean Geraghty, Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ, telephone: 020 7184 7000, fax: 020 7184 7001;

or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 11.  Notice of any change shall be effective 10 Business Days after it is served.

12.           Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

13.           Entire Agreement and Variation

13.1         This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes, all prior agreements, understandings or arrangements between the parties (both oral and written) relating to the subject matter of this Agreement.

13.2         Each of the parties acknowledges and agrees that:

13.2.1      it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision, (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the documents referred to herein (“Ancillary Documents”) and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement;

13.2.2      any statutory or common law warranties, representations or conditions that are not expressly set out or referred to in this Agreement or the Ancillary Documents and might otherwise be implied in respect of the Transaction are hereby expressly excluded; and

13.2.3      this Clause 13.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of fraud, for which the remedies shall be all those available under the law governing this Agreement.

13.3         No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

14.           General Provisions

14.1         Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

14.2         Except as otherwise expressly provided in this Agreement or expressly agreed by the parties in writing, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

14.3         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties’) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.4         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  The Seller and the Buyer may enter into this Agreement by executing any such counterpart.

14.5         The Parties agree that the only provisions in this Agreement which apply to AHN, and in relation to which AHN is deemed to be a party and to be bound, are Clauses 5.2, 5.28 and 7.

14.6         If the Company receives any repayment, refund, credit or relief from HM Revenue & Customs in respect of UK corporation tax (unless such repayment, refund, credit or relief arises as a result of the Negotiated Pension Deficit), the Buyer shall pay to the Seller or procure that the Company pays to the Seller an amount equivalent to such repayment, refund, credit or relief refund within five Business Days of receipt.

14.7         The parties hereby acknowledge that the obligations of Seller under this Agreement, though said to run in favour of Buyer alone, are intended to run in favour of both the Buyer and the Guarantor and that, accordingly, the Guarantor may exercise the set off remedies contemplated by clauses 3.3.2, 5.6 and 5.7 of this Agreement with respect to the Vendor Loan Note.

15.           Guarantee

15.1         Unconditional Guarantee

In consideration of the Seller entering into this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Buyer of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Guaranteed Obligations”).

15.2         Buyer’s Default

If and whenever the Buyer defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Buyer.

15.3         Continuing Guarantee

This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied.  This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

15.4         Legal limitations of the Buyer

As a separate and independent stipulation, the Guarantor agrees that any of the Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of the Buyer or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

15.5         Guarantor’s Liability

The liability of the Guarantor under this Agreement:

15.5.1      shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking, performance of the Guaranteed Obligations or any granting of time for such performance; and

15.5.2      shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

16.           Governing Law and Jurisdiction

16.1         This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with the laws of England and Wales.

16.2         The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set off or counterclaim) or the legal relationships established by this Agreement.

16.3         Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with Clause 11.

IN WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

SIGNED BY	)	/s/ Brett Pertuz
for and on behalf of the Seller	)
AHN (UK) HOLDINGS LTD	)

SIGNED BY	)	/s/ James F. Cleary, Jr.
for and on behalf of the Buyer	)
MWI SUPPLY (UK ACQUISITION))
LIMITED	)

SIGNED BY	)	/s/ James F. Cleary, Jr.
for and on behalf of the Guarantor	)
MWI VETERINARY SUPPLY CO	)

SIGNED BY	)	/s/ Brett Pertuz
for and on behalf of AHN	)
AHN INTERNATIONAL, LLC	)

SCHEDULE 1:

TITLE

Names and Addresses of the Seller	Number of Ordinary Shares
AHN (UK) HOLDINGS LTD CENTAUR HOUSE TORBAY ROAD, CASTLE CARY SOMERSET, BA7 7EU	533,000

SCHEDULE 2:

THE GROUP

Part A

The Company

Current name of Company	CENTAUR SERVICES LIMITED

Company Number	00787385

Date & Place of Incorporation	9/1/1964 ENGLAND

Any Prior Names	NO PREVIOUS NAMES OVER LAST 20 YEARS

Registered Office	CENTAUR HOUSE TORBAY ROAD CASTLE CARY SOMERSET, BA7 7EU

Names of Directors	BOYD WAINSCOTT PAUL GERRING LESLIE GREAVES KATHLEEN LOPIANO

Accounting Reference Date	31/12

Number of Shares in Issue (and class of shares)	533,000 ORDINARY SHARES OF £1.00 EACH

Names of Shareholders (and details of their shareholding)	AHN (UK) HOLDINGS LTD

Part B

The Subsidiaries

Current name of Company	LABPAK LIMITED

Company Number	01264218

Date & Place of Incorporation	21/06/1976 ENGLAND

Any Prior Names	NO PREVIOUS NAMES OVER LAST 20 YEARS

Registered Office	CENTAUR HOUSE TORBAY ROAD CASTLE CARY SOMERSET, BA7 7EU

Names of Directors	PAUL GERRING LESLIE GREAVES

Accounting Reference Date	31/12

Number of Shares in Issue (and class of shares)	100,000 ORDINARY A SHARES OF £1.00 EACH 100,000 ORDINARY B SHARES OF £1.00 EACH

Names of Shareholders (and details of their shareholding)	CENTAUR SERVICES LTD

Current name of Company	SOMERVET LIMITED

Company Number	02925880

Date & Place of Incorporation	05/05/1994

Any Prior Names	NO PREVIOUS NAMES OVER LAST 20 YEARS

Registered Office	CENTAUR HOUSE TORBAY ROAD CASTLE CARY SOMERSET, BA7 7EU

Names of Directors	PAUL GERRING MERVYN FREESTONE

Accounting Reference Date	31/12

Number of Shares in Issue (and class of shares)	100 ORDINARY SHARES

Names of Shareholders (and details of their shareholding)	CENTAUR SERVICES LTD

SCHEDULE 3:

SELLER’S WARRANTIES

PART A — TITLE AND CAPACITY WARRANTIES

Ownership, authorisation and capacity

1.             The Seller is at the date of this Agreement the legal and beneficial owner of, and is at Completion entitled to transfer the legal and beneficial title to the number of Shares set opposite its name in Schedule 1, free from all Encumbrances.

2.             This Agreement and the Ancillary Documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller and AHN and are enforceable against the Seller and AHN, in accordance with their respective terms.

3.             The Seller and AHN each has all requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated thereby.

4.             The entry into this Agreement by the Seller and AHN and the consummation by the Seller and AHN of the transactions contemplated hereby, and the execution and delivery of any Ancillary Documents and the transactions contemplated thereby have been duly authorised by all necessary action on the part of the Seller and AHN.

5.             The execution and delivery of this Agreement and the Ancillary Documents do not, and the consummation of the transactions contemplated by this Agreement, and the Ancillary Documents will not, conflict with, or result in any violation under, the organisational documents of the Seller or AHN, any agreement or instrument to which the Seller or AHN is a party or by which any of them is bound or any order, judgment, decree or other restriction applicable to the Seller or AHN.

6.             No resolutions have been passed nor has any other step been taken or legal proceedings been started or threatened against the Seller or AHN for its winding up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets which would prevent, inhibit or otherwise have a material adverse effect on the ability of the Seller or AHN to fulfil its obligations under this Agreement or the Ancillary Documents.

7.             The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

8.             In connection with the transfers and other undertakings to be made by Seller upon Completion, the Consideration constitutes, and accordingly the Seller will have received, reasonably equivalent value from the Buyer pursuant to the terms of the

Agreement and the Seller has provided to the Buyer a true, correct and complete copy of the presentation received by the Seller from Piper Jaffray regarding the value received by the Seller in relation to the Transaction.

9.             The Seller is a holding company and does not engage in any business operations and its only asset is the Shares and it will use the Consideration received to pay debt or other obligations of the Seller prior to distributing any of the Consideration to AHN.

PART B — BUSINESS WARRANTIES

Corporate organisation and business

10.           Details of the Group as set out in Schedule 2 are accurate and complete. The copies of the memorandum and articles of association and corporate documents of the Company and the Subsidiaries disclosed to the Buyer or its advisers are true, accurate and complete.

11.           The Company:

(a)           does not hold or beneficially own, or has agreed to acquire, any securities of any corporation other than the Shares that it beneficially owns in the Subsidiaries; or

(b)           has not allotted or issued any securities that are convertible into shares.

12.           Somervet Limited is a dormant company.

Compliance with laws

13.           Each member of the Group has at all times complied with its constitutional documents and has at all times conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and the European Union and, as far as the Seller is aware, no member of the Group has any liability for any unlawful act committed by it.

14.           The Group has at all times complied with The Veterinary Medicines Regulations 2006 and The Supply of Relevant Veterinary Medicinal Products Order 2005 (SI 2005/2751).

15.           So far as the Seller is aware, EC Regulation 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals does not apply to any member of the Group and the CRC Energy Efficiency Scheme will not apply to the Group on the basis of the Group’s electricity use in the qualification year 2008.

Licences and consents

16.           The Group has validly obtained and maintained in effect all permits, authorisations, approvals, registrations or licences (“Governmental Permits”) required by any

United Kingdom, European Union, foreign or local governmental regulatory or administrative body, agency, commission or authority (“Governmental Authority”) required for the conduct of its business and details of all Governmental Permits are included in the Data Room.  All Governmental Permits are valid and subsisting and the Seller is not aware of any reason why any Governmental Permits should be suspended, cancelled, revoked or not renewed on the same terms. The Group has not received any notice of any non-compliance with any such Governmental Permit or legal requirement nor any communication in connection with any Governmental Authority enquiry or investigation.

Customers and suppliers

17.           A list of the top twenty (20) customers and a list of the top twenty (20) suppliers by value of sales for the 12-month period ended 30 November 2009 (each a “Material Customer or Supplier”) is provided in the Data Room.

18.           The Seller does not have any knowledge of any notice having been received from any Material Customer or Supplier that it will cease to deal or reduce its dealings with the Group for any reason.

Contracts

19.           The following definition in this paragraph applies in this Agreement.

“Material Contract” means an agreement or arrangement (i) to which a member of the Group is a party or is bound by and which involves expenditure by the member of the Group in excess of £200,000 per annum or, as the case may be, provides income to the member of the Group in excess of £200,000 per annum; (ii) which is of an unusual or exceptional nature or is outside the ordinary course of its business; (iii) which may be terminated as a result of any change of control of the Company; or (iv) which involves agency or distributorship.

20.           All Material Contracts (other than any contracts which the Group may have with BOC Limited) have been disclosed in the Data Room.

21.           So far as the Seller is aware, each Material Contract is in full force and effect and binding on the parties to it.  The Group has not defaulted under or breached a Material Contract and:

(a)           so far as the Seller is aware, no other party to a Material Contract has defaulted under or breached such a contract; and

(b)           no such default or breach by the Group has been formally threatened.

22.           So far as the Seller is aware, no notice of termination of a Material Contract, and no notice of a material change in the terms of any such contract, has been received or served by any member of the Group.

Transactions with Seller

23.           A list of all material contracts between the Seller and the Company and between the directors and the Company has been disclosed in the Data Room.

24.           All of the Group’s commercial dealings with shareholders and directors have at all times been conducted on arm’s length terms.

Assets

25.           So far as the Seller is aware, the Group are the full legal and beneficial owners of and have good and marketable title to all the assets of the Group and such assets comprise all the assets reasonably necessary for the continuation of the Group’s business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

Condition of plant and equipment and stock-in-trade

26.           The plant, machinery, equipment and vehicles used in connection with the business:

(a)           are in good working order and have been regularly and properly maintained; and

(b)           are capable and will continue to be capable of doing the work for which they were designed for the foreseeable future.

27.           The Group has good and marketable title to all stock-in-trade which is free from all Encumbrances.

28.           The stock-in-trade (including work-in-progress) of the Group is in good condition and is capable of being sold by the Group in the ordinary course of its business.

29.           The stock-in-trade (including work in progress) of the Group is not excessive and is adequate in relation to the current trading requirements of the Group and none of the stock is obsolete, slow moving, unusable or unmarketable or includes returned goods.

30.           The Group is not obliged nor in the practice of accepting returns of products from customers other than in the ordinary course of business and no liability is incurred by accepting any returns.

31.           The Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of receivables as a class in excess of the reserves therefor (if any) set forth in the Estimated Net Working Capital Statement and the Actual Net Working Capital Statement (as agreed).  There has not been any material adverse change in the collectability of such receivables taken as a whole during the past 12 months prior to the date hereof.  The Company has taken reasonable steps to ensure the credit-worthiness of customers prior to granting credit lines.

Accounts

32.           The Accounts have been prepared and audited in accordance with IFRS as applied in accordance with the provisions of the Companies Acts.

33.           The Accounts show a true and fair view, in accordance with IFRS, of the state of affairs of the Group as at the Accounts Date and of the profit and loss of the Group for the financial year ended on the Accounts Date of the Company (or of the Group to the extent that they are consolidated accounts) and the information given in the directors’ reports thereon is consistent with the financial statements.

34.           The Accounts:

(a)           make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)           do not overstate the value of current or fixed assets; and

(c)           do not understate any liabilities (whether actual or contingent).

35.           The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Group as at the Accounts Date.

36.           The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

37.           The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

38.           The Accounts have been prepared on a basis consistent with the audited accounts of the Group for the three prior accounting periods without any change in accounting policies used.

39.           The Accounts include all disclosures required by International Accounting Standard 24 entitled “Related Party Disclosures”.

40.           The Management Accounts have been prepared by the Company with due care and attention and on a basis consistent with that employed in preparing the Accounts and fairly represent the state of affairs and the profits and losses of the Group as at and to the date for which they have been prepared.

Financing

41.           No member of the Group owes any Financial Debt other than pursuant to the Existing Facilities, where “Financial Debt” means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, guarantees, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments together with any interest accruing on any such borrowings or indebtedness.

Insurance

42.           Each member of the Group maintains and has maintained with a well established and reputable insurer adequate insurance cover against all risks prudently insured against by companies carrying on a similar business.

43.           The particulars of those policies set out in the Data Room are accurate and not misleading.

44.           There are no material outstanding claims under, or in respect of the validity of any of those policies and, so far as the Seller is aware, there are no circumstances likely to give rise to any material claim under any of those policies.

45.           All the insurance policies are in full force and effect, are not void or voidable.

Litigation and regulatory proceedings

46.           No member of the Group is engaged in any capacity in any litigation, arbitration, prosecution, or other legal proceedings or in any proceedings or hearings before, or is subject to any investigation, enquiry or enforcement proceedings by, or has received a legally binding notice from, any statutory or governmental body, department, board or agency; so far as the Seller is aware, no such matters are pending or have been threatened; and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such matter whose potential liability, whether singly or aggregated, would exceed £150,000 in value.

IP

47.           The definition in this paragraph applies in this Agreement.

Intellectual Property Rights: all patents, inventions, rights in designs, database rights, copyright, domain names, trade marks, service marks, logos, get up and trade names and, in each case, the goodwill attaching to any of them, rights in confidential information (including know how and trade secrets), in all cases whether or not registered (including registrations and applications for registration or grant of such rights) and any rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which subsist anywhere in the world.

48.           Complete and accurate details of all registered Intellectual Property Rights (including applications of such rights) owned by the members of the Group are set out in Schedule 10 and all such rights are owned both legally and beneficially by the company identified as the proprietor of the relevant rights and none of the Intellectual Property Rights owned by any member of the Group is subject to any Encumbrance.

49.           The Intellectual Property Rights owned by any member of the Group are subsisting and enforceable and nothing has been done or not been done by the Group as a result of which any of them has ceased or might cease to be subsisting or enforceable.

50.           The Data Room contains all written agreements under which:

(a)           any member of the Group uses or exploits Intellectual Property Rights owned by any third party; or

(b)           any member of the Group has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of, any Intellectual Property Rights by, any third party.

51.           In relation to the agreements referred to in paragraph 50, no member of the Group and, so far as the Seller is aware, no other person that is a party to any such agreement is in material breach of any such agreement and no circumstances exist which may give rise to grounds for termination of any such agreement.

52.           All Intellectual Property Rights required by the members of the Group to conduct their businesses at the date of Completion are owned by or licensed to the relevant member of the Group.

53.           So far as the Seller is aware, none of the Intellectual Property Rights owned by any member of the Group are the subject of any litigation, opposition, revocation, arbitration, mediation, administrative or criminal proceedings and no such proceedings are pending or have been threatened.

54.           So far as the Seller is aware, no person has infringed or is infringing any Intellectual Property Rights owned by or licensed to any member of the Group.

55.           So far as the Seller is aware, nothing done or omitted to be done by any member of the Group has infringed, or is infringing any Intellectual Property Rights of any third party.

56.           So far as the Seller is aware, nothing done or omitted to be done by any member of the Group has breached, or is breaching, any right of any person to confidence and no confidential information relating to the business of any member of the Group has been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence).

Information Technology

57.           Complete and accurate details of all Information Technology Systems are contained in the Data Room (which, for references purposes only, are included in section 4.4 of the Data Room).

58.           All Information Technology Systems are:

(a)              legally and beneficially owned by the Group or in relation to Software is owned by or licensed to the Group; and

(b)              free from any charge, mortgage or encumbrance.

59.           As far as the Seller is aware, each company within the Group holds all the rights necessary to use the Information Technology Systems in the manner in which they are used by that company.

60.           Details of all subsisting written agreements relating to the Information Technology Systems, including all insurance policies, licence, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management, utilisation, bureau, on-line services and service agreements (the “Information Technology Agreements”) are contained in the Data Room.

61.           As far as the Seller is aware, no member of the Group is in material breach of any Information Technology Agreement and each Information Technology Agreement is valid subsisting and enforceable.

62.           As far as the Seller is aware, the Information Technology Systems:

(a)           are fit for the purpose they are being used;

(b)           have appropriate security, back-ups, disaster recovery arrangements and hardware and software support and maintenance to minimise the risk of any error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a disruption to the businesses of the Group;

(c)           are configured and maintained to minimise the effects of bugs, viruses, logic bombs, trojan horses and other destructive programs or scripts; and

(d)           have not suffered any error, breakdown, failure or security breach in the last twelve months which has caused material disruption or damage to the businesses of the Group.

Effect of the Transaction

63.           Neither the execution nor performance of this Agreement or any document to be executed at or before Completion will:

(a)           result in the Group losing the benefit of a permit, licence, certificate, authorisation, registration, grant, subsidy, right or privilege which it enjoys at the date of this Agreement in any jurisdiction that would materially affect the business of the Group; or

(b)           conflict with, or result in a material breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which the Group is a party or a legal or administrative requirement in any jurisdiction; or

(c)           make the Group liable to offer for sale, transfer or otherwise dispose of or purchase, or otherwise acquire, or create an Encumbrance over any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

Pensions

64.           Except for the Centaur Services Limited Pension and Life Assurance Scheme (the “DB Scheme”), the Centaur Services Group Stakeholder Plan and the Centaur Services Limited Money Purchase Pension Scheme (collectively, the “Pension Arrangements”), no member of the Group is or, so far as the Seller is aware, has been a party to any scheme or arrangement (including any ex-gratia arrangement and any regular series of payments) to pay, provide or contribute towards any benefit in respect of death, retirement or disability for or in respect of any of its past or present officers or employees or their dependants including any “benefit” of the type described in section 150(1) of the Finance Act 2004.

65.           Copies of all the trust deeds and rules governing the DB Scheme have been included in the Data Room.

66.           Details of the contributions payable to the Pension Arrangements by the Group have been included in the Data Room and all contributions due to be paid thereto by the Group have been paid when due.

67.           Copies of the latest actuarial valuation report, schedule of contributions and trustees’ annual report and accounts relating to the DB Scheme have been included in the Data Room.

68.           All the Pension Arrangements are registered pension schemes (within the meaning of paragraph 1, Schedule 36 of the Finance Act 2004 or Chapter 2 of the Finance Act 2004) and the Seller is not aware of any reason why such registered status will cease.

69.           Current accurate membership data relating to each of the Pension Arrangements has been included in the Data Room.

70.           There are not in respect of the Pension Arrangements any claims or actions in progress or, so far as the Seller is aware, pending (other than routine claims for benefits) or, so far as the Seller is aware, any circumstances which would give rise to any such claims, actions or disputes.

71.           No financial support direction, contribution notice or restoration order has been issued by the Pensions Regulator against the Seller or any of its Affiliates or any member of the Group or any of its directors and, so far as the Seller is aware, there are no circumstances which would cause the Pensions Regulator to issue any such direction, notice or order against the Seller or any of its Affiliates or any member of the Group.

72.           So far as the Seller is aware, each of the Pension Arrangements has been operated at all times in all material respects in accordance with its governing documentation and all relevant legislation and regulatory requirements.

73.           Under the Pension Arrangements and the Transfer of Undertakings (Protection of Employment) Regulations 2006, none of the directors and employees of the Group is currently entitled to receive enhanced pension benefits in the event of redundancy or dismissal.

Insolvency

74.           So far as the Seller is aware, no order has been made, petition presented, resolution passed or other step taken in relation to the winding-up, dissolution, administration or receivership of the Seller, AHN, any subsidiary of AHN or any member of the Group or in relation to any or all of the assets of a member of the Group.

75.           Neither the Seller, AHN, any subsidiary of AHN, nor any member of the Group is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to such entity.

Employees

76.           The Seller has disclosed in the Data Room all particulars of salaries, roles, dates of birth, actual or prospective dates of commencement of continuous service, notice periods, any bonus schemes or profit-share schemes and any agreement, arrangement or practice under which any employee may receive any shares, share options, payment or other benefit by reference to performance (whether individual or collective performance) or otherwise; any employment benefits or insurance policies relating to the Employees of the Group (including personal injury insurance policies).

77.           The Group has not established and does not operate any share incentive schemes, share option schemes or profit share schemes.

78.           The Seller has disclosed in the Data Room:

(a)           Copies of all contracts of employment with Employees of the Group earning in excess of £60,000 per annum as at the Accounts Date and the Seven Sales Staff Representatives identified in the Information

Memorandum (to be defined) and copies of all service agreements and terms of appointment with Directors of the Group, together with all amendments, variations or supplements thereto;

(b)           Copies of all standard form contracts of employment applicable to any category of Employee of the Group, identified by category of employee to which they apply, together with a copy of all contracts of employment with Employees of the Group which are not in the standard form applicable to the relevant category of Employee (save that in respect of territorial managers, only a sample contract has been provided in the Data Room); and

(c)           Copies of current versions of the staff handbook, policies and procedures applicable to any Employee of the Group.

79.           There are no terms and conditions in any contract between the Group and any director, officer or Employee of the Group pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transactions contemplated by this Agreement or the Ancillary Documents.

80.           So far as the Seller is aware, all the employee incentive schemes relating to the Group have been operated in accordance with their governing rules or terms and applicable laws and all tax clearances and approvals necessary to obtain favourable tax treatment for the Group have been obtained and, so far as the Seller is aware, no act has occurred which has or could prejudice any such tax clearance or approval.

81.           So far as the Seller is aware and except as set out in the Accounts or in the management accounts, all salaries and wages and other benefits of all employees of the Group have, to the extent due, been paid or discharged in full.

82.           Material details of all agreements, arrangements or practices for the provision directly or indirectly to the Group, in return for remuneration, of the services of any consultant, contractor, or other individual(s) other than an employee of the Group have been disclosed in writing to the Buyer.

83.           So far as the Seller is aware, details of all Employees and former Employees of the Group who have an actual or prospective claim under any long term sickness or disability schemes have been disclosed to the Buyer in writing.

84.           So far as the Seller is aware, there is no Employee of the Group who is known or suspected by the Group, or has claimed, to have an impairment reasonably likely to amount to a disability for the purposes of the Disability Discrimination Act 1995.

85.           There is no Director or officer or Employee of the Group who has given or been given notice of termination of his/her contract of employment or appointment to office.

86.           No disciplinary action or written complaint, to which the statutory dispute resolution procedures (set out in the Employment Act 2002) or the Acas Code of

Practice I on Disciplinary and Grievance Procedures apply, has been taken in relation to or made by an Employee of the Group within the last 12 months.

87.           So far as the Seller is aware, no person whose contract of employment with the Group terminated within the last 12 months is engaged in any activity or conduct prohibited by restrictive covenants (including express confidentiality clauses) applicable to that person or is acting otherwise in breach of any continuing obligations to the Group.

88.           All collective and other agreements or arrangements between any member of the Group and any trade union, staff association, European Works Council or other Works Council, employee representatives or other body representing all or any of the Employees of the Group are included in the Data Room.

89.           The Group does not currently employ any persons who are Time Limited Leave Employees. For this purpose a “Time-Limited Leave Employee” is an employee whose leave to enter or remain in the UK is currently time-limited.

90.           The Group has not entered into and there is not in effect any agreement, arrangement pension scheme or payment or practice for the making of any payment or the provision of any benefit on or after termination of employment or retirement of any Employee or former Employee of the Group (whether pursuant to any contract of employment, collective agreement, custom and practice, enhanced redundancy policy, occupational otherwise) beyond any obligation to make a statutory redundancy payment.

91.           No past or present director or Employee of the Group has made any claim against the Group which is still continuing, or formally threatened to bring any claim against the Group and, so far as the Seller is aware, no event has occurred which would give rise to any such claim.

92.           So far as the Seller is aware, no dispute has arisen within the last 3 years between the Group and any recognised trade union, staff association, European Works Council or other works council, employee representatives or other body representing or seeking to represent any employee. So far as the Seller is aware, no industrial action has taken place within the last 3 years.

Acquisitions and disposals

93.           Other than in the ordinary course of business, no Group member is a party to any agreement or arrangement for the acquisition or disposal of assets, businesses or securities pursuant to which that Group member is subject to any obligations or liabilities.

Properties

94.           The Real Properties comprise all the land and buildings owned by the Company and/or the Subsidiaries or used or occupied by the Company and/or the Subsidiaries or in which the Company and/or the Subsidiaries have any other interest, right or liability.

95.           In the case of each of the Real Properties:

(a)           the Company and/or the Subsidiaries are the sole legal and beneficial owners for an unencumbered estate in possession and have a good and marketable title to it and has in its possession or under its control free of any lien all relevant original title deeds and documents necessary to prove the title of the Company and/or the Subsidiaries;

(b)           the information contained in Schedule 9 as to tenure and the principal terms of the lease or licence held by the Company and/or the Subsidiaries is true and accurate in all respects and any third party having a right to occupy the Real Property is detailed therein;

(c)           there are no mortgages, charges, legal or equitable, specific or floating or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or trusts (whether for securing money or otherwise) affecting any of the Real Properties or the proceeds of sale of any of the Real Properties;

(d)           there are no agreements for sale, estate contracts, options, rights of pre-emption or similar matters affecting it the provisions of which remain to be observed or performed;

(e)           each point at which access is gained to it is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to it is shared with any other person nor subject to rights of determination by any other person;

96.           So far as the Seller is aware, no action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of any of the Real Properties or any other properties formerly owned, occupied or used by the Group is outstanding or anticipated and no member of the Group has entered into any agreement with respect to such claim, proceeding, demand, dispute or liability (contingent or otherwise).

97.           So far as the Seller is aware, the Existing Use of each of the Real Properties as stated in Schedule 9 is the actual use to which each of the Real Properties is put and is a lawful use under Planning Law and the authorised use of each of the Real Properties authorises the use of the Real Properties for the purposes of the business carried on by the Company and the Subsidiaries at the Real Properties.

98.           No formal notice has been served, nor have any enforcement proceedings been commenced, in respect of any of the Real Properties or the use of them.

99.           So far as the Seller is aware, no member of the Group has released or disposed of any Hazardous Substance in, on or under any properties formerly owned, occupied or used by any member of the Group, nor, so far as the Seller is aware, has any Hazardous Substance been disposed of or released in, on or under the Real Properties, nor has any Hazardous Substance migrated to or from the Real Properties, in each case to an extent that could result in material liability for any investigation, assessment, monitoring, clean up or any other remedial action pursuant to Environmental Law.

100.         The Company has complied in all material respects with all applicable legislation (including regulations, codes of practice, circulars and guidance notes made thereunder and any requirements imposed pursuant thereto) relating to environmental matters, including (but without limitation):  waste; contaminated land; discharges to (i) land and (ii) ground and surface water and (iii) sewers; emissions to air; noise; dangerous, hazardous or toxic substances and materials; nuisance; health and safety; and the Seller is not aware of any actions, claims or proceedings (whether actual or potential) nor has any other reason to believe that the Company has or is likely to have any liability in relation to such matters

101.         The Real Properties are in good and substantial repair and fit for the purposes for which they are presently used.

102.         In relation to those of the Real Properties which are leasehold:

(a)           each such Real Property is held under the terms of the lease which is summarised in Part II of Schedule 9 and no licences or collateral assurances, undertakings or concessions have been made by any party to the lease; and

(b)           the Company and/or the Subsidiaries has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force.

Restrictive agreements and anti-competitive behaviour

103.         None of the Company and/or the Subsidiaries is, and none of them has been, party to:

(a)           any agreement between undertakings, decision by any association of undertakings or concerted practice which infringes or infringed Article 101(1) TFEU (ex Article 81(1) EC Treaty) or the Chapter I prohibition of the Competition Act 1998 (“the 1998 Act”); or

(b)           any conduct, course of conduct, arrangement, action or omission which constitutes or would, if the Group or any member of the Group enjoyed a relevant dominant position within the meaning of Article 102 TFEU (ex Article 82 EC Treaty) or the Chapter II prohibition of the 1998 Act, constitute an abuse of a dominant position under either Article 102 TFEU (ex Article 82 EC Treaty) or the Chapter II prohibition of the 1998 Act.

104.         The Seller is not, in relation to the Group or businesses of the Company and/or the Subsidiaries bound by or party to any order or decision made by or undertakings (binding or not) or commitments given to any person or authority or court or tribunal of competent jurisdiction in respect of the United Kingdom including the European Commission, the OFT, and Competition Commission, under or in any law, regulation or administrative process relating to fair competition, anti trust, monopolies, mergers or other similar matters.

105.         No authority or court or tribunal of competent jurisdiction in respect of the United Kingdom having jurisdiction in anti-trust matters including the European Commission, the OFT or the Competition Commission has, in relation to the Group or the businesses of the Company and/or the Subsidiaries, imposed or threatened to impose any fine or penalty upon the Seller or any member of the Group or any part of its undertaking for any reason including infringement of any law, regulation, administrative provision or similar matter relating to fair competition, anti-trust, monopolies, mergers or similar matters.

106.         None of the Seller, the Company or the Subsidiaries is aware of any process, notice or communication, formal or informal, by or on behalf of the European Commission, the Office of Fair Trading, the Competition Commission, the Competition Appeal Tribunal, or any person or authority or court or tribunal of competent jurisdiction where the business of the Group are active having jurisdiction in anti trust matters, in relation to any aspect of the businesses of the Company and/or the Subsidiaries or the conduct of the Company and/or the Subsidiaries or any agreement or arrangement to which the Company and/or the Subsidiaries is or was, or is alleged to be or have been, a party, and so far as the Sellers, the Company and the Subsidiaries are aware neither the Company nor any of the Subsidiaries is likely to receive any such process, notice or communication.

PART C — TAX WARRANTIES

107.         The Group has not paid or become liable to pay any penalty, fine, surcharge or interest in relation to Taxation in respect of any period ending on or before the Completion Date.

108.         All records which the Group is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Group have been duly kept and are available at the premises of the Company and the Group has not been subject to any investigation or non-routine audit or visit by any Tax Authority and no extra-statutory agreement has been made with any Tax Authority in relation to the Group.

109.         The Group is resident for Tax purposes only in its country of incorporation and has never carried on any trade, business or other activity outside its country of incorporation which trade, business or activity qualified as a taxable presence in any other country than its country of incorporation on the basis of local tax legislation of the other country and the applicable tax treaty for the avoidance of double Taxation between the country of incorporation and the other country.

Accounts

110.         The Group has no liability in respect of Taxation (whether actual or contingent) or any liability for interest, penalties or charges imposed in relation to any Taxation arising in any part of the world in respect of income, profits or gains arising or deemed to arise before the Accounts Date or in respect of an event occurring or deemed to occur before the Accounts Date that is not provided for in full in the Accounts.

Events since the Accounts Date

111.         Since the Accounts Date:

(a)           the Group has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Group (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

(b)           no accounting period of the Group has ended;

(c)           no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred tax contained in the Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts were drawn up; and

(d)           no payment has been made by the Group which will not be deductible for corporation tax purposes either in computing the profits of the Group or in computing the corporation tax chargeable on the Group.

Returns, disputes, records, claims, clearances

112.         The Group has within or for the time limits prescribed by the relevant legislation duly paid all Tax, made all returns, obtained and preserved all records, given all notices, supplied all other information required to be supplied to HM Revenue and Customs and any other governmental authority (including any governmental authority of a foreign jurisdiction) as are required in each case for the purposes of any legislation relating to Tax, and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and do not, nor, to the best of the knowledge, information and belief of the Seller, having made due and careful enquiry, are likely to, reveal any transactions which may be the subject of any dispute with HM Revenue and Customs or other appropriate authorities and all such information was and remains complete and accurate in all material respects.

113.         The Group is not and has not in the last six years been the subject of a back duty investigation or other dispute regarding Tax or duty recoverable from the Group or regarding the availability of any relief from Tax or duty to the Group and there are no facts which are likely to cause such an investigation to be instituted or such a dispute to arise.

114.         There are no returns outstanding which are due to have been submitted and no return is the subject of any dispute with HM Revenue & Customs.

115.         The Group has submitted or will on a timely basis be submitting all elections, claims and disclaimers which have been assumed to have been made for the purpose of computing any provision for Tax in the Accounts.

116.         All clearances obtained by the Group have been properly obtained and all information supplied to HM Revenue and Customs or other appropriate authority in connection with such clearances was complete and accurate in all respects and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefor and the application on which the clearance was based.

117.         All material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings, between the Group and HM Revenue and Customs or any tax authorities outside the United Kingdom regarding or affecting the Taxation treatment of the Group have been disclosed in the Disclosure Letter and no such arrangement disclosed in the Disclosure Letter is liable to be withdrawn for any reason.

Non deductible revenue outgoings

118.         All sums payable under any obligation incurred by the Group prior to Completion and which will continue to bind the Group after Completion are deductible in full for corporation tax purposes, to the extent assumed in the Accounts either in computing the profits of the Group or in computing the corporation tax chargeable on the Group and such sums payable by the Group shall include all remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees or officers of the Group and all interest, rent, royalties, annuities and other annual payments paid or payable by the Group under any loan agreement, lease, contract, covenant or other commitment or arrangement.

Deductions and withholdings

119.         The Group has duly complied with all requirements to deduct or withhold Tax from any payments it has made and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

Capital gains, goodwill and other intangibles

120.         No liability to Taxation would be incurred (or would be incurred but for the availability of any relief, allowance, deduction or credit) by the Group on a disposal by it of all or any of its assets for in the case of each asset owned by it at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts.

121.         The Group has not within the last six years acquired any asset from any other Group (including another member of the Group) which was, at the time of such acquisition, a member of the same group of companies as the Group for the purposes of any Tax.

122.         The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) under Sections 23, 152-162, 165, 179B 242-244, 247, 247A or 248 of the TCGA and sections 757, 777, 791 or 794 of CTA 09 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Group of any of its assets, and indicates which assets (if any) so affected would not, on a disposal, give rise to relief under Schedule 4 to the TCGA.

123.         The Group has made no claim under Sections 24, 48 or 280 of the TCGA and no elections under sections 171A or 179A TCGA or sections 792 and 793 of CTA 09.

124.         The Disclosure Letter sets out full particulars of all the intangible fixed assets of the Group to which sections 711 — 906 of CTA 09 apply.

Capital expenditure

125.         All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred by the Group or which may be incurred under any continuing obligation has qualified or will qualify for capital allowances.

126.         The Group has not since the Accounts Date done or omitted to do or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge under the CAA or a withdrawal of first year allowances or recovery of excess relief within Chapter 11 of Part 2 of the CAA.

Losses and reliefs

127.         The Disclosure Letter gives full details of all surrenders of or claims to which the Group is or has been party for (i) any amount by way of group relief under the provisions of Sections 402 to 413 (inclusive) of the Taxes Act (group relief) and (ii) any right to a refund of Tax under the provisions of Section 102 of the Finance Act 1989.

Employee Taxation

128.         The Group has not adopted nor operates nor is part of any scheme approved, or for which approval has been or is to be sought, under Section 202 of the Taxes Act or Part 12 ITEPA (Charities: Payroll Deduction Scheme).

129.         The Group has properly operated the Pay As You Earn (“PAYE”) system and has accounted to HM Revenue and Customs for all Tax so deducted and all Tax chargeable on benefits provided to its employees and all returns required by Section 203 of the Taxes Act and Part 11 ITEPA and regulations made thereunder have been punctually made and are accurate and complete in all respects and the Group has not been subject to a PAYE audit in the last six years.

130.         The Group has not been granted any dispensations relating to the Taxation of its employees or the reporting of benefits provided to such employees.

131.         The Group has not paid or agreed to pay any remuneration (including bonuses) or other emoluments or provided any benefit to any director, other officer or employee of it other than such payments as were or will be allowable as a deduction in computing the profits of the Group for the purposes of corporation Tax.

132.         The Group has not issued or created any securities, interests in securities or securities options to which Chapters 2, 3, 3A, 3B, 3C, 3D, 4 or 5 Part 7 ITEPA apply.

133.         The Group has paid to HM Revenue and Customs all National Insurance Contributions and Graduated Pension Contributions for which it is liable to account (whether as primary contributor, secondary contributor or otherwise) and has maintained proper books and records relating thereto and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

134.         As at the date of this Agreement, no employee is or may become entitled to receive (whether or not by way of exercise of an option granted to him) at any time after the execution of this Agreement any amount to which Section 696 ITEPA and any regulations made thereunder may apply (income provided in other ways).

Distributions

135.         The Group has not made any repayment of share capital to which Section 210 of the Taxes Act applies or issued any share capital paid up otherwise than by the receipt of new consideration within the meaning of Part VI of the Taxes Act.

Loan relationships

136.         No liability to Taxation or non-trading deficit would arise for the Group from the loan relationships to which the Group is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the Group at the date hereof.

137.         All borrowings by or advances by the Group reflected in the Accounts constitute loan relationships of the Group and are not relationships to which sections 398 – 403 (indexed gilts, gilt strips, other gilts) of CTA 09 apply or have applied.

138.         No interest or other amounts treated as a credit or claimed as a debit by the Group (including imputed interest under Sections 770 to 773 of the Taxes Act) remains unpaid and no such debits, save where they relate to unpaid interest, are prevented from being deducted in computing the taxable profits of the Group for whatever reason, including because a relationship is for an unallowable purpose as defined in sections 441 – 442 CTA 09.

139.         The Disclosure Letter gives full particulars of the Group’s derivative contracts for the purposes of Part 7 CTA 09.

Instalment payments

140.         The Disclosure Letter identifies whether or not the Group is a “large Group” within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 (S1 1998/3175) (the “Instalment Payment Regulations”).

141.         The Disclosure Letter gives full details of all instalment payments made by on behalf of the Group under the Instalment Payment Regulations since the Accounts Date and all repayments claimed by or on behalf of the Group since the Accounts Date, and the computation of each such payment or claim for repayment took proper account of all relevant estimates and other information available to the Group at the time when any such payment was made (or as the case may be) at the time when any such claim for repayment was submitted to HM Revenue and Customs.

Close companies

142.         The Group is a close group for the purposes of the Taxes Act.

143.         The Group has not made a distribution within the meaning of Section 418 of the Taxes Act except as provided for and properly disclosed in the Accounts.

144.         During all accounting periods ending within six years of the date hereof and the current accounting period the Group has not done anything so as to give rise to an assessment under Section 419 (as extended by Section 422 of the Taxes Act) (loans to participators, etc.).

145.         The Group does not own and has not owned any shares in a group which is or has been a close group.

Value Added Tax

146.         Each Group company is a separately registered and taxable person for the purposes of the VATA and neither is nor has ever been treated for such purposes as a member of a group.

147.         The Group has correctly accounted for VAT on all income. The Group has complied with and observed in all respects the terms of the VATA and Section 10 of the Finance Act 1985 and all regulations made or notices issued thereunder and has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof.

148.         No claims have been or could be made by the Group under Section 36 of the VATA (refund of tax in cases of bad debts).

149.         The Group holds no interest in any buildings or land in respect of which the Group or any other person has made an election to waive the exemption to value added Tax in accordance with the provisions of paragraph 2 of Schedule 10 to the VATA, nor is the Group contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

150.         The Group is entitled to obtain full credit for all sums which it has purported to have incurred by way of input Tax.

151.         The Disclosure Letter contains details of any assets of each member of the Group to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:

(a)           the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

(b)           the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

Stamp duties

152.         So far as the Seller is aware, all documents in the possession or under the control of the Group or to the production of which the Group is entitled which are necessary to establish the title of the Group to any asset or to effect registration in respect of the holding of an asset or to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or referee and which, in the United Kingdom or elsewhere, attract either stamp duty or transfer Tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped or the transfer Tax duly paid; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

153.         The Group has complied in all respects with the provisions of Part IV of the Finance Act 1986 (stamp duty reserve tax) and with any regulations made thereunder and neither the Group nor any nominee of the Group is a party to any agreement which falls within the terms of Section 87(1) of that Act and in relation to which the conditions referred to in Section 87(2) of that Act have not been fulfilled.

154.         The Group has not obtained relief from stamp duty or stamp duty land tax under Section 76 Finance Act 1986, Section 42 Finance Act 1930 or Schedule 7 Finance

Act 2003 which will or may be withdrawn pursuant to Sections 111 or 113 Finance Act 2002 or Schedule 7 Finance Act 2003.

155.         The Group is not party to a contract for the sale of an estate or interest in land to which Section 115 Finance Act 2002 applies.

156.         There are no circumstances in which the Group will or may after Completion be liable to pay an amount of stamp duty land tax, submit a stamp duty land transaction return or a stamp duty land tax self-certificate in respect of any transaction entered into or action taken prior to Completion.

Transactions between persons under common control

157.         No transaction or arrangements involving the Group have taken place or are in existence which are such that any of the provisions of Sections 770-773 and Schedule 28AA to the Taxes Act have been or could be applied to them or that a direction has been or could be made under Schedule 6 to the VATA and the Group has sufficient information and records and has preserved such information and records for the requisite period for the purposes thereof.

Controlled foreign companies

158.         The Group has not and has not had in the six year period ending on Completion an interest in a controlled foreign Group as defined in Chapter IV of Part XVII of the Taxes Act where an apportionment of the chargeable profits of the controlled foreign Group has been made or is due to be made to the Group pursuant to Section 747(3) of the Taxes Act.

Treasury consents

159.         The Group has not carried out or caused or permitted to be carried out any of the transactions specified at the relevant time in Section 765(1) of the Taxes Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) full particulars of which are contained in the Disclosure Letter or carried out any transactions to which Section 765A could apply without having duly provided the required information to the Commissioners for HM Revenue and Customs.

Tax sharing

160.         The Group is not bound by or party to (nor will it become bound by or party to) any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

161.         The Group has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Group has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

Secondary liabilities

162.         No transaction, act, omission or event has occurred (including the execution or implementation of this Agreement) in consequence of which the Group is or may be held liable for any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than the Group.

Miscellaneous

163.         Neither the shares of the Group, nor any property owned by the Group, are subject to any charge imposed by a taxing authority.

164.         No circumstances exist such that a power of sale could be exercised in relation to any shares, securities or other assets of the Group pursuant to Section 212 of the Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer Tax or inheritance Tax).

165.         The Group has paid all applicable customs duties and met all regulations concerning the importation of goods into the United Kingdom.

166.         Each member of the Group has validly elected on IRS Form 8832 to be disregarded as an entity separate from its owner, effective 7 August 2008, and has been so treated for United States federal tax purposes at all times from that date (and the Company has provided a true copy of such election to the Buyer).

SCHEDULE 4:
BUYER’S WARRANTIES AND GUARANTOR’S WARRANTIES

1.             The Buyer and the Guarantor are companies duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation.

2.             The Buyer and the Guarantor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.             The entry into this Agreement by the Buyer and the Guarantor and the consummation by the Buyer and the Guarantor of the transactions contemplated hereby, and the execution and delivery of any Ancillary Documents and the transactions contemplated thereby have been duly authorised by all necessary action on the part of the Buyer and the Guarantor.

4.             The execution and delivery of this Agreement and the Ancillary Documents do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, conflict with, or result in any violation, under, the organisational documents of the Buyer or the Guarantor.

5.             No resolutions have been passed nor has any other step been taken or legal proceedings been started or threatened against the Buyer or the Guarantor for their winding up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of their assets which would prevent, inhibit or otherwise have a material adverse effect on the ability of the Buyer or the Guarantor to fulfil its obligations under this Agreement or the Ancillary Documents.

6.             Immediately after giving effect to the transactions contemplated by this Agreement or the Ancillary Documents, the Buyer and the Guarantor will be solvent.

7.             There is no investigation or review pending (or, to the knowledge of the Buyer, threatened) with respect to the Buyer, the Guarantor or any of its subsidiaries which would affect its ability to perform its obligations under this Agreement or the Ancillary Documents.

8.             The Buyer has as of the date of this Agreement sufficient funds to enable the Buyer to perform each of its obligations pursuant to this Agreement and the Ancillary Documents including (without limitation) payment of the Consideration and payment of any fees and expenses of the Buyer relating to the transactions contemplated hereby, including stamp duty.

SCHEDULE 5:
ADJUSTMENT MECHANICS

1.             After Completion, the Buyer shall prepare:

1.1           a draft Actual Net Debt Statement;

1.2           a draft Actual Net Working Capital Statement; and

1.3           a draft statement of the Payment Statement prepared in accordance with the Accounting Policies.

2.             The draft Actual Net Debt Statement shall set out the Actual Net Debt Amount and shall be prepared in accordance with the Accounting Policies.

3.             The draft Actual Net Working Capital Statement shall set out the Actual Net Working Capital Amount and shall be prepared in accordance with the Accounting Policies.

4.             The Buyer shall procure that within 120 days starting on the day after Completion, the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment Statement are delivered to the Seller.

5.             In connection with the Seller’s review of the Actual Net Debt Statement, Actual Net Working Capital Statement and Payment Statement, the Buyer shall, during normal business hours and upon reasonable notice given by the Seller and/or its representatives, provide the Seller and its representatives with (or procure the provision to the Seller and its representatives of) reasonable access to and cooperation from the Group’s management and in respect of all work papers, schedules, memoranda and other information and documents which are necessary or relevant for the purposes of reviewing the Actual Net Debt Statement, Actual Net Working Capital Statement and Payment Statement and shall procure that the Buyer’s accountant communicates with the Seller and its representatives with respect to such review.

6.             Within 30 days starting on the day after receipt of the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment Statement, the Seller shall notify the Buyer whether or not the Seller agrees with the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment Statement and if it does not agree with them, any such notice (a “Seller’s Disagreement Notice”) shall specify the particular line items in the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement or the draft Payment Statement with which it disagrees, the reason for the disagreement and the amount the Seller thinks should replace the draft amount.

7.             If (i) the Seller notifies the Buyer of its agreement with the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment

Statement within the 30 day period referred to in paragraph 6; or (ii) fails to give any notification within that period, the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment Statement shall be final and binding on the parties. If the Seller notifies the Buyer within the 30 day period referred to in paragraph 6 that the Seller disagrees with the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement or with the draft Payment Statement, then paragraph 8 shall apply. Any line items not included in the Seller’s Disagreement Notice as being in dispute shall also be deemed to be agreed for the purposes of this Agreement and shall therefore be final and binding upon the parties save where such line item should be changed as a consequence of the agreement or determination of a disputed line item.

8.             If, within 30 days starting on the day after receipt of the Seller’s Disagreement Notice referred to in paragraph 6, the Buyer and the Seller have not agreed the items in dispute in relation to the draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement or the draft Payment Statement any party may refer the matters in dispute to a partner of at least 10 years relevant qualified experience at an independent firm of chartered accountants agreed by the parties in writing. If the Buyer and the Seller are unable to agree on the appointment of an independent firm of chartered accountants after a further 21 days, an independent firm of chartered accountants will be appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

9.             Any items in dispute which are agreed between the Seller and the Buyer after receipt of the Seller’s Disagreement Notice shall be final and binding on the parties.

10.           The Expert shall act on the following basis:

10.1         the Expert shall act as an expert and not as an arbitrator;

10.2         the Expert’s terms of reference shall be to determine the remaining matters in dispute under paragraph 6;

10.3         the parties shall each provide the Expert with all information relating to the Company which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Company;

10.4         the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties;

10.5         the Seller and the Buyer shall each pay one half of the Expert’s costs;

10.6         except to the extent that the Seller and the Buyer agree otherwise, the Expert shall determine its own procedure but apart from procedural matters and as otherwise set out in this Agreement shall determine only:

10.6.1      whether any of the arguments for an alteration to the draft Actual Net Debt Statement including the calculation of the Actual Net Debt Amount put forward in the Seller’s Disagreement Notice are correct in whole or in part and if so, what alterations should be made to the draft Actual Net Debt Statement and/or the calculation of the Actual Net Debt Amount in order to correct the relevant inaccuracy in it;

10.6.2      whether any of the arguments for an alteration to the draft Actual Net Working Capital Statement including the calculation of the Actual Net Working Capital Amount put forward in the Seller’s Disagreement Notice are correct in whole or in part and if so, what alterations should be made to the draft Actual Net Working Capital Statement and/or the calculation of the Actual Net Working Capital Amount in order to correct the relevant inaccuracy in it; and

10.6.3      the Balancing Amounts, to the extent they are in dispute.

10.7         the Expert shall apply the Accounting Policies;

10.8         the procedure of the Expert shall:

10.8.1      give the Seller and the Buyer a reasonable opportunity to make written representations to it;

10.8.2      require that each party supply the other with a copy of any written representations at the same time as they are made to the Expert; and

10.9         the determination of the Expert shall be made in writing and made available for collection by the Seller and the Buyer at the offices of the Expert at such time as it shall determine; and

10.10       the Expert shall be instructed to submit its determination to the Seller and the Buyer as soon as practicable, but in any event within 30 days after the issues in dispute have been submitted to the Expert.

The draft Actual Net Debt Statement, the draft Actual Net Working Capital Statement and the draft Payment Statement adjusted in accordance with the agreement, if any, between the Seller and the Buyer pursuant to paragraphs 7 or 8 or (as the case may be) the decision of the Expert in accordance with paragraph 9 shall be final and binding on the parties and shall become the Actual Net Debt Statement, the Actual Net Working Capital Statement and the Payment Statement for the purposes of this Agreement.

SCHEDULE 6:
ACCOUNTING POLICIES

1.             General and Hierarchy of Policies

1.1           The Actual Net Debt Statement and the Actual Net Working Capital Statement shall be prepared:

(A)          adopting the principles, policies and practices set out in paragraphs 4, 5 and 6 of this Schedule 6; and then

(B)           to the extent consistent with IFRS, adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts of the Company, as then applied, including in relation to the exercise of accounting discretion and judgement; and, subject thereto; and then

(C)           where none of the specific accounting treatments set out in this Schedule or the Accounts deal with a matter, by reference to IFRS.

For the avoidance of doubt, paragraph (A) above shall take precedence over paragraphs (B) above and (C) above and paragraph (B) above shall take precedence over paragraph (C) above.

2.             The Actual Net Debt Statement

2.1           The Actual Net Debt Statement shall take the form of the worked example set out in Part A to Schedule 7 and contain the constituent elements of the amount of External Debt as at Completion less the amount of Cash as at Completion.

3.             Actual Working Capital Amount

3.1           Introduction

The Actual Net Working Capital Amount shall take the form of the worked example set out in Part B to Schedule 7 and be calculated as at Completion by deducting from the sum of all the items in paragraph 3.2 below (“Working Capital Assets”) the sum of all the items in paragraph 3.3 below (“Working Capital Liabilities”). The constituent elements of the Actual Net Working Capital Amount are to be extracted from the Actual Net Working Capital Statement.

3.2           Working Capital Assets

Working Capital Assets shall comprise the aggregate of the following line items in the Company’s consolidation system, which is the source for the preparation of the Accounts:

•                                          Inventory (net of reserves)

•                                          Trade Debtors (net of reserves)

•                                          Other debtors (other than Northlands or any repayment or refund from a Tax Authority in respect of UK corporation tax), to the extent not included in the calculation of the Actual Net Debt Amount or the Estimated Net Debt Amount

•                                          Prepayments

•                                          Northlands

3.3                                 Working Capital Liabilities

Working Capital Liabilities shall comprise the aggregate of the following line items in the Company’s consolidation system (but for the avoidance of doubt shall not include any provision for UK corporation tax), which is the source for the preparation of the Accounts:

•                                          Trade Creditors

•                                          Other Creditors (other than GRNI), to the extent not included in the calculation of the Actual Net Debt Amount or the Estimated Net Debt Amount

•                                          Accruals

•                                          VAT

•                                          PAYE

•                                          GRNI

•                                          Other payroll deductions

4.                                       Specific Accounting Policies

4.1                                 The Actual Net Debt Statement and the Actual Net Working Capital Statement shall be prepared:

(A)                              so as to include no charge, provision, reserve or write off in respect of any costs, liabilities or charges incurred or to be incurred after Completion arising as a consequence of the change of ownership of any member of the Group or any change in management strategy, direction or priority which results from the change in ownership contemplated by this agreement, any other effect of this agreement or any action of the Buyer or any Affiliate of the Buyer following Completion (however, for the avoidance of doubt, all employment related liabilities, bonuses, consultancy termination payments or similar, which are payable as a result of the Transaction shall be included as current liabilities for these purposes even if such payments are not made at Completion);

(B)                                to the extent not otherwise covered by the specific policies set out at paragraphs 4.2 to 4.5 (inclusive) below:

(i)                                     where the Buyer or any Affiliate of the Buyer receives goods or services after Completion, but the liability has been settled by or will fall due to the Seller, an asset will be recorded in the Actual Net Working Capital Statement; and

(ii)                                  where goods or services were received by the Seller on or before Completion, but the liability will be met by or will fall due to the Buyer or any Affiliate of the Buyer after Completion, a liability will be recorded in the Actual Net Working Capital Statement.

4.2                                 There shall be no double counting of any account balances such that an account balance shall be only included once within either the Actual Net Working Capital Amount or the Actual Net Debt Amount.

4.3                                 Save as otherwise provided in this Schedule 6, trade creditors and accruals shall be included in the Actual Net Working Capital Statement to the extent that a liability exists and is still outstanding at Completion in respect of goods and services that have been received or supplied on or before Completion.

4.4                                Employee bonuses accrued in the ordinary course of business (other than sale bonuses incurred as a result of the Transaction) but not paid in respect of periods terminating before Completion shall be included in the Actual Net Working Capital Statement.  Employee bonus accruals (other than in relation to sale bonuses accrued as a result of the Transaction) in respect of bonus scheme periods which bridge Completion will be calculated on a pro rata basis, based on the performance against the bonus target up to Completion and such amounts shall be included in the Actual Net Working Capital Statement. Employee sale bonuses accrued as a result of the Transaction and not paid on or before Completion shall be included in the Actual Net Debt Statement. Each reference to employee bonus and employee sale bonus in this paragraph shall include employer’s national insurance contributions at a rate of 12.8% of the gross amount of the bonus.

5.                                       Inventory

5.1                                 Inventory shall be valued at the lower of Seller’s cost or net realizable value and full provision shall be made for (a) inventory (i) that does not meet applicable governmental quality control standards, (ii) that is not usable in the ordinary course of business (b) inventory that is (i) damaged, (ii) obsolete or (iii) discontinued items; (c) inventory that will expire in less than three months (and if it is expiring between three and six months, 50% provision shall be made); and (d) inventory that is held or sold on consignment; and (ii) reserve shall be made for returns of inventory consistent with generally accepted accounting principles consistently applied by the Seller in accordance with the Seller’s past return experience.

6.                                       Accounts Receivable

The accounts receivable will be presented net of a reserve for bad and doubtful debts, the reserve shall be based on assessment of the collectability of the accounts receivable balance based, including but not limited to the age of the outstanding balance, payment history and any specific risks associated with the customer or the balance outstanding.

SCHEDULE 8:
TAX COVENANT

1.                                       INTERPRETATION

1.1                                 In this Schedule the following additional definitions are used:

“Buyer’s Tax Relief” means:

A.                                            any Tax Relief arising as a consequence of or by reference to an Event occurring after the Completion Date or in respect of a period commencing after the Completion Date and shall for the avoidance of doubt include any Tax Relief arising as a result of or by reference to the Negotiated Pension Deficit;

B.                                              any Tax Relief which was taken into account in computing a provision for tax (deferred or otherwise) in the Actual Net Working Capital Statement or in eliminating such provision, or was included as an asset or otherwise taken into account in the Actual Net Working Capital Statement;

“Claim for Tax” means any claim, counterclaim, notice, demand, assessment, return, account, letter or other document issued or prepared or action taken by or on behalf of any Tax Authority from which it appears that a Liability for Taxation is to, or may, fall on any member of the Group;

“Covenantor” means the Seller;

“Dividend” shall include anything which is deemed to be a dividend or distribution for the purposes of any Taxation;

“Event” includes (without limitation) any event, transaction (including the purchase or sale of an asset), act (including Completion, the migration of a company or the inclusion of a company within a group of companies for any purpose), omission, receipt, Dividend, distribution or failure to make sufficient distributions to avoid an apportionment or deemed distribution of income, the winding up or dissolution of any person and any reference to an Event occurring on or before a particular date shall include Events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Group Relief” means any of:

A.                                   relief surrendered, obtained or claimed pursuant to Chapter IV of Part X of the Taxes Act;

B.                                     advance corporation tax surrendered or claimed pursuant to Section 240 of the Taxes Act; and

C.                                     any refund of Taxation surrendered or claimed pursuant to Section 102 of the Finance Act 1989;

“Liability for Taxation” means any of:

A.                                   a liability of any member of the Group to make a payment of or in respect of any Taxation or of an amount representing, equal to, equivalent to, or deemed to be, Taxation;

B.                                     the loss or unavailability of, or failure to obtain (in whole or in part) the benefit of any repayment of Taxation which has been taken into account in the preparation of the Actual Net Working Capital Statement;

C.                                     the utilisation (in whole or in part) of a Buyer’s Tax Relief in circumstances where, but for such utilisation, a Liability for Taxation mentioned in A. above which does not arise would have arisen in respect of which the Buyer would have been able to make a Tax Claim;

D.                                    the loss of Buyer’s Tax Relief falling within B. of the definition of that term below; and

E.

(i)                                     a liability to repay the whole or any part of any payment received or receivable by any member of the Group in respect of Group Relief which has been surrendered pursuant to any agreement or arrangement entered into by the Group on or before the Completion Date; or

(ii)                                  a liability to make a payment for Group Relief, the availability of which Group Relief to that member of the Group is assumed in calculating any provision or reserve for Taxation in the Actual Net Working Capital Statement;

and references to an “‘A’ Liability for Taxation”, a “‘B’ Liability for Taxation” (and so on) shall be construed as references to a Liability for Taxation in A. above, in B. above (and so on);

“Straddle Period” means a taxable period beginning prior to and ending after Completion;

“Tax Relief” means:

A.                                   any relief, loss, allowance, exemption, set off or credit in respect of any Taxation;

B.                                     any deduction in computing income, profits or gains for the purposes of an Taxation; or

C.                                     any right to repayment of Taxation including any repayment supplement or interest in respect of tax; and

any reference to the “loss” of a Tax Relief shall include the absence, unavailability of, failure to obtain non-existence or cancellation of any such Tax Relief, or to such Tax Relief being available only in a reduced amount;

“VAT” means value added tax imposed in any member state of the European Union pursuant to the Sixth European Council Directive on the harmonisation of the laws of the member states relating to turnover taxes — common system of value added tax: uniform basis of assessment (Directive 77/338) and national legislation implementing or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union; and

1.2                                 Any reference to income, profits or gains earned, accrued or received on or before on a particular date or in respect of a particular period shall include income, profits or gains deemed, treated or regarded to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Taxation.

2.                                       COVENANT

2.1                                 Subject to clause 3 of this Schedule, the Covenantor covenants with the Buyer that it will pay to the Buyer an amount calculated in accordance with clause 4 below in respect of any Liability for Taxation which has arisen or may arise wholly or partly in respect or in consequence of:

2.1.1                        any Event occurring or deemed to occur on or before the Completion Date (including, without prejudice to the foregoing, the execution or performance of this Agreement);

2.1.2                        any income, profits or gains earned, accrued or received on or before the Completion Date or in respect of a period ending on or before the Completion Date; and

2.1.3                        any failure to discharge or default in discharging any of the Covenantor’s obligations under clause 10 below, including any failure to meet any relevant time limit.

2.2                                 The Covenantor covenants with the Buyer that it will pay to the Buyer an amount calculated in accordance with clause 4 below in respect of any Liability for Taxation of any member of the Group arising in consequence of the failure by another company (not being a member of Group) to discharge Taxation within a specified time or otherwise, and for which any member of the Group is liable as a result of having at any time prior to or at Completion been a member of the same group as that member of the Group for the purposes of any Taxation or as a result of having at any time prior to or at completion controlled or been controlled by another person (not being a member of the Group) (construing “control” in accordance with Section 767B of the Taxes Act).

2.3                                 Each of the covenants contained in paragraphs 2.1.1 to 2.1.3 and sub-clause 2.2 above shall be construed as giving rise to separate and independent obligations and shall not be restricted by the other save that (for the avoidance of doubt) any payment by the Covenantor in respect of a liability under one covenant shall discharge any liability under the other to the extent of such payment and insofar as it arises from the same subject matter.

3.                                       LIMITATIONS

3.1                                 The covenants contained in clause 2.1 above and the Tax Warranties do not apply in respect of a Liability for Taxation:

3.1.1                        to the extent that specific provision or reserve has been made for it in the Actual Net Working Capital Statement;

3.1.2                        to the extent that the Liability for Taxation would not have arisen but for any voluntary act of the Buyer or any member of the Group after Completion which the Buyer or member of the Group ought reasonably to have known would give rise to such Liability for Taxation but excluding any act:

(i)                                     carried out pursuant to a legally binding obligation of any member of the Group incurred prior to Completion; or

(ii)                                  pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

(iii)                               taking place with the written approval of the Covenantor or in accordance with the terms of this Agreement or this Schedule (including, without limitation, the provisions of clause 9 below) or any document executed pursuant to this Agreement; or

(iv)                              occurring in the ordinary course of trade of any member of the Group;

3.1.3                        to the extent that the Liability for Taxation arises or is increased as a result only of:

(i)                                     an increase in rates of Taxation made after Completion (and not announced before Completion) with retrospective effect;

(ii)                                  the passing of any legislation or published practice after Completion (and not announced before Completion) with retrospective effect;

(iii)                               a change in the accounting policies adopted by the Company other than to comply with IFRS as at Completion;

(iv)                              the failure on the part of the Company or the Subsidiaries to make any claim, election, surrender or disclaimer or to give any notice or consent after Completion, which claim, election, surrender, disclaimer, notice or consent was assumed for the purpose of the Actual Net Working Capital Statement would be made or given prior to Completion and which was notified to the Buyer not less than fourteen days before the final date upon which the claim, election, surrender, disclaimer, notice or consent may be made, given or done);

(v)                                 any major change in the nature or the cessation of trade by the Company after Completion other than pursuant to a legally binding obligation of any member of the Group incurred prior to Completion or pursuant to an obligation imposed by any law, regulation or requirement having the force of law as at Completion;

(vi)                              any delay or default by the Buyer or the Company in paying over to any Tax Authority any amount received from the Covenantor under this Schedule;

3.1.4                              to the extent that such liability has been discharged before Completion and that discharged has been reflected in the Actual Net Working Capital Statement;

3.1.5                              to the extent that such liability is a corporation tax liability and has been discharged before Completion;

3.1.6                              to the extent that such liability is stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement;

3.1.7                              to the extent that such liability arises as a result of the revocation or revision by the Company after Completion of any Tax Relief other than a

Buyer’s Tax Relief claimed prior to Completion other than any revocation or revision at the direction of the Covenantor;

3.1.8                              to the extent that the Tax Claim arises in respect of any Liability for Taxation on income, profits or gains actually earned, accrued and received by the Company before Completion, which income, profits or gains were not reflected in the Actual Net Working Capital Statement and were retained by the Company at Completion; and

3.1.9                              to the extent that such liability arises or is incurred in consequence of any failure to discharge or default in discharging any of the Buyer’s obligations under clause 10 below, including any failure to meet any relevant time limit.

4.                                       AMOUNT OF LIABILITY

4.1                                 In the event that the Covenantor is liable to make any payment under sub-clauses 2.1 and 2.2 the amount of that payment shall be equal to:

4.1.1                        in respect of an ‘A’ Liability for Taxation, the amount of the relevant payment;

4.1.2                        in respect of a ‘B’ Liability for Taxation, the amount of the benefit of the relevant repayment which is not obtained;

4.1.3                        in respect of a ‘C Liability for Taxation, the amount by which a Liability for Taxation is reduced by means of the relevant utilisation of the Tax Relief;

4.1.4                        in respect of a ‘D’ Liability for Taxation, the amount of any liability to make a payment in respect of any Taxation which would not have been made or become due had there been no loss of the Tax Relief in question;

4.1.5                        in respect of an ‘E’ Liability for Taxation, the amount of the repayment or payment liable to be made together with (in each such case) the amount of all costs and expenses incurred by the Buyer or any member of the Group in connection either with a claim under the Schedule or any Claim or in connection with the subject matter of any such claim or Claim, including in connection with any action taken as referred to in clause 8 below and any satisfaction or settlement of a Liability for Taxation in accordance with that clause.

5.                                       DUE DATE FOR PAYMENT

5.1                                 Where the Covenantor becomes liable to make any payment pursuant to clause 2 or sub-clause 6.2 of this Schedule, the due date for the making of that payment shall be:

5.1.1                        (save as mentioned in sub-clause 5.1.2 below and subject to the provisions of sub-clause 5.2 below), the date falling ten Business Days after the date when the Covenantor has been notified by any member of the Group or the Buyer, that the Covenantor has a liability for a determinable amount under clause 2 or sub-clause 6.2; or

5.1.2                        in respect of an ‘A’ Liability for Taxation only, the date (if later than that specified in paragraph 5.1.1 above) five Business Days prior to:

(i)                                     in the case of Tax in respect of which there is no provision for payment by instalments, the latest date on which the tax in question can be paid to the relevant tax authority in order to avoid a liability to interest or penalties accruing:

(ii)                                  in the case of Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Buyer to the Covenantor at least ten Business Days prior to each such date);

(iii)                               in the case of a payment relating to Group Relief the date on which the repayment of the Group Relief is payable to the person demanding the same.

5.2                                 Notwithstanding the provisions of sub-clause 5.1 above, if the date on which Tax to which this clause applies can be recovered is deferred following application to the appropriate Tax Authority and the Covenantor indemnifies the Buyer and each member of the Group concerned to their reasonable satisfaction in accordance with clause 8.2.1, the date for payment by the Covenantor shall be the earlier of the date on which the Tax becomes recoverable by the relevant Tax Authority (notwithstanding any initial deferral) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally and conclusively determined when, in respect of such amount, an agreement under Section 54 of the Taxes Management Act 1970 is made, or a decision of a court or tribunal is given or any binding agreement or determination is made from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

5.3                                 If any payment required to be made by the Covenantor under this Schedule is not made by the due date for the making thereof as described in sub-clauses 5.1 and 5.2 above, then the Covenantor shall pay to the Buyer interest on such payment from that due date until the date when the payment is actually made calculated on a daily basis at the rate of 2% per annum above the base rate from time to time of Barclays Bank PLC.

5.4                                 The Buyer may direct the Covenantor to pay to any person any sums due to the Buyer under this Schedule and such payment shall be treated for all purposes relating to UK Taxation as a payment to the Buyer and not a payment to any other person and constituting an adjustment to the Consideration.

6.                                       DEDUCTIONS OR WITHHOLDINGS

6.1                                 Any payments made by or due from the Covenantor pursuant to the terms of this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

6.2                                 If any deductions or withholdings are required by law, or any payments made by or due from the Covenantor under this Agreement are liable for Taxation (whether in the hands of the Buyer, or the Group or otherwise), or would have been liable for Taxation but for the utilization of any Tax Relief in respect of such liability, the Covenantor shall be liable under this sub-clause 6.2 to pay to the Buyer, or the relevant member of the Group (as the case may be) to which the payments are made or due by virtue of clause 2 such further sums as will ensure that the aggregate of the sums paid or payable under this sub-clause and clause 2 shall, after deducting therefrom all deductions or withholdings from, or Taxation liabilities in respect of, such sums, leave the Buyer or the relevant member of the Group (as the case may be) with the same amount as it would have been entitled to receive under clause 2 in the absence of any such deductions, withholdings or Taxation liabilities.

7.                                       CORRESPONDING BENEFIT

7.1                                 If the auditors for the time being of the relevant member of the Group shall certify (at the request and expense of the Covenantor) that any Liability for Taxation which has resulted in a payment having been made or becoming due from the Covenantor under a Tax Claim would give rise to a Tax Relief for that member of the Group which would not otherwise have arisen, then, as and when the liability of the relevant member of the Group to make an actual payment of or in respect of Taxation is reduced by reason of that Tax Relief (and in this respect the relevant member of the Group may in its absolute discretion to the extent consistent with the law or applicable accounting principles choose to utilise any other Tax Reliefs that are or become available to the member of the Group in priority to the Tax Relief which would not have arisen but for the Liability for Taxation which has resulted in the payment having been made or becoming due from the Covenantor) or, in the case of a repayment, as and when the repayment is received, the amount by which the liability is reduced or the amount of the repayment shall be dealt with in accordance with sub-clause 7.2.

7.2                                 Where it is provided in sub-clause 7.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this sub-clause:

7.2.1                        the Relevant Amount shall first be set off against any payment then due from the Covenantor under any Tax Claim; and

7.2.2                        to the extent that there is any excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under any Tax Claim and not previously refunded under this sub-clause up to the amount of such excess; and

7.2.3                        to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward for set off against any future payment or payments which becomes due from the Covenantor under any Tax Claim.

7.3                                 Where any such certification as is mentioned in sub-clause 7.1 has been made, the Covenantor or the Buyer may (at their/its own expense) request the auditors for the time being of the relevant member of the Group to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was subject to such certification should be amended.

7.4                                 If the auditors certify under sub-clause 7.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 7.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

8.                                       THIRD PARTY CLAIMS

8.1                                 If the Group is entitled to recover from another person (save to the extent that such entitlement is reflected in the Accounts) Actual Net Working Capital Statement (excluding any current or ex employees of the Company) or a Tax Authority a sum in respect of any Liability for Taxation to which a Tax Claim relates and which has been satisfied in full by the Covenantor, the Buyer shall as soon as reasonably practicable give notice of such fact to the Covenantor and if the Covenantor indemnifies the relevant member of the Group (to the Buyer’s reasonable satisfaction) against the reasonable and proper costs of the relevant member of the Group in connection with taking the following action, the Buyer shall take such action reasonably requested by the Covenantor to enforce recovery against that person or Tax Authority.

8.2                                 In the event that the Buyer recovers any sum referred to in the preceding paragraph after taking any action at the request of the Covenantor under that paragraph, the Buyer shall as soon as reasonably practicable account to the Covenantor for the lesser of:

8.2.1                        the sum recovered net of any Tax on the sum and the reasonable and proper costs and expenses of recovering the same; and

8.2.2                        any amount paid by the Covenantor in respect of the Liability for Taxation giving rise to the relevant Tax Claim.

9.                                       CLAIMS PROCEDURE

9.1                                 Upon any member of the Group becoming aware of any Claim for Tax being made against it in respect of a Liability for Taxation which may give rise to a liability under this Schedule, the Buyer shall, or shall procure that the relevant member of the Group will as soon as reasonably practicable give notice of the Claim for Tax to the Covenantor provided that the giving of such notice shall not be a condition precedent to the liability of the Covenantor under this Schedule and (subject to sub-clause 9.2 below) the Buyer shall procure that that member of the Group will take such reasonable action and give such reasonable information and assistance in connection with the affairs of that member of the Group as may be both reasonably requested by the Covenantor and reasonably necessary to avoid, resist appeal or compromise the Claim for Tax.  The Buyer shall keep the Covenantor fully informed of progress in settling the relevant Claim for Tax and shall as soon as reasonably possible forward copies of all material correspondence pertaining to it.

9.2                                 None of the Buyer or any member of the Group shall be required to take any action pursuant to this clause 9:

9.2.1                        unless the Buyer and the relevant member(s) of the Group is each promptly (and in any event within 30 days of being notified of the Claim for Tax) indemnified to its reasonable satisfaction by the Covenantor against all losses, costs, damages and expenses that are or may be thereby incurred whether in relation to the obligations referred to in clause 4 or otherwise;

9.2.2                        unless in the context of an appeal against any Tax assessment to a court or other appellate body (including for the avoidance of doubt First Tier (Tax Tribunal)) the Covenantor has been advised by leading independent tax Counsel acceptable to the Buyer in its reasonable discretion, after disclosure of all relevant information and documents, that it is reasonable to take the action requested by the Covenantor and a copy of such advice has been furnished to the Buyer;

9.2.3                        if it appears to the Buyer that either the Covenantor or any member of the Group prior to its being in the ownership of the Buyer, have committed acts or omissions which may constitute fraudulent conduct; or

9.2.4                        if in the reasonable opinion of the Buyer, or any member of the Group the action is likely to prejudice materially its business or the interests of its shareholders or its relationship with any Tax Authority or result in the Buyer or any company connected with the Buyer incurring more than de minimis liability to Tax or an increased liability to Tax (not being a liability to tax in respect of which the Covenantor is liable to make payment under the terms of this Schedule).

9.3                                 If the Covenantor does not request the Buyer, or any relevant member of the Group to take any appropriate action within 30 days of notice to the Covenantor, or no action is required to be taken by virtue of any of the provisions of this clause 9, the Buyer, and any relevant member of the Group concerned shall be free to satisfy or settle the relevant Liability for Taxation on such terms as it may in its absolute discretion think fit.

10.                                 TAX ADMINISTRATION

10.1                           The Covenantor or its duly authorised agents shall at the Covenantor’s own expense prepare the Tax returns of each member of the Group for all accounting periods ended on or before the Completion Date.

10.2                           Without prejudice to the Buyer’s rights under this Schedule, the Buyer shall procure that each member of the Group shall cause the returns mentioned in sub-clause 10.1 above so far as they are legally able to do so to be authorised, signed and submitted to the appropriate Tax Authority without amendment or with such reasonable amendments as the Buyer shall request and shall give the Covenantor or its agents all such assistance as may be necessary or reasonably required to agree those returns with the appropriate authority, provided that, no member of the Group shall be obliged to sign and submit a return which is wrong or inconsistent in any material manner, on its face.  The Buyer shall not, and shall procure that each member of the Group shall not, of its own volition seek to change or reopen such returns, save in the case of error or in order to comply with its legal obligations.

10.3                           Subject to the provisions of sub-clause 10.2 above, the Covenantor or its duly authorised agents shall (at the Company’s expense if provided for in the Actual Net Working Capital Statement, otherwise at the Covenantor’s own expense) prepare all documentation and deal with all matters (including correspondence) relating to the returns of each member of the Group for all accounting periods ended on or before the Completion Date and the Buyer will procure that each member of the Group shall provide such access to its books, accounts and records as is reasonable to enable the Covenantor or its agents to prepare the documentation and to deal with all matters relating thereto and will provide copies of all relevant correspondence with the Tax Authorities to the Covenantor.

10.4                           The Covenantor shall ensure that all material communications to the relevant Tax Authorities under this clause shall first be sent in draft to the Buyer and the Covenantor shall, or shall procure that its agents shall, consult with the Buyer regarding the content of such communications and will take account of any reasonable comments of the Buyer.

10.5                           Neither the Covenantor nor its agents shall concede any point raised by a Tax Authority in correspondence without the prior consent of the Buyer (which consent shall not be unreasonably withheld conditioned or delayed) in circumstances in which to do so could materially adversely affect the tax liability of any member of the Group in respect of any period after Completion.

10.6                           The Covenantor shall procure that the conduct of matters by it or its agents under this clause 10 shall be undertaken in a timely manner so as to ensure that the tax returns referred to in sub-clause 10.1 are agreed with the Tax Authority as soon as reasonably practicable after the end of the relevant accounting period or other appropriate period.

10.7                           If, in the Buyer’s reasonable opinion, there has been an undue delay on the part of the Covenantor (or its agents) in dealing with the matters referred to in sub-clause 10.1, then the Buyer shall be entitled to assume conduct of these matters in the place of the Covenantor or its agents.

10.8                           Upon the agreement with the Tax Authority of the matters conducted by the Covenantor or its agents under sub-clause 10.1, or where the Buyer exercises its right to assume conduct under sub-clause 10.7, the Covenantor shall or shall procure that its agents shall forthwith hand copies of all of the relevant files, documents and information obtained and arising from such matters to the Buyer.

10.9                           The Covenantor shall promptly provide the Buyer with copies of all information documents and evidence in its possession or in the possession of any of its agents in respect of any accounting period of any member of the Group ended on or before Completion as may reasonably be requested by the Buyer.

10.10                     The Buyer or the Group shall allow the Covenantor reasonable time to comment on any tax returns to be filed for the period(s) including the Completion Date prior to submission to the Tax authorities and shall take account of any reasonable comments of the Covenantor.

10.11                     The Buyer shall prepare and file or cause to be prepared and filed all tax returns relating to the Straddle Period in a manner consistent with past practice unless otherwise required by applicable law.

10.12                     The Buyer shall ensure that all material communications to the relevant Tax Authorities in relation to the Straddle Period shall first be sent in draft to the Covenantor and the Buyer shall, or shall procure that its agents shall, consult with the Covenantor regarding the content of such communications and will take account of any reasonable comments of the Covenantor.

10.13                     Neither the Buyer nor its agent shall concede any point raised by a Tax Authority in correspondence in relation to the Straddle Period without the prior consent of the Covenantor (which consent shall not be unreasonably withheld conditioned or delayed) in circumstances in which to do so could materially adversely affect the tax liability of any member of the Group in respect of any period prior to Completion.

10.14                     In the case of the Straddle Period, for the period starting on 1 January 2010 up to an including the Completion Date the amount of any corporation tax shall be determined based on an interim closing of the books at the close of business on the Completion Date.

10.15                     The Buyer shall procure that each member of the Group shall provide such access to its books, accounts and records as the Covenantor shall reasonably require in connection with the preparation and filing of the tax returns of the Covenantor or any Affiliate.

11.                                 BUYER’S COVENANT

The Buyer covenants with the Seller that it will pay to the Seller, an amount equal to any tax liability of the Seller or any Affiliate of the Seller which is a primary tax liability of the Group and which arises by reason of a failure by the Group after Completion (not being a failure for which the Covenantor is responsible in exercising their rights under paragraph 10 above) to discharge Tax when due (save where the Tax in question is an amount for which the Covenantor is liable to the Buyer under this Schedule or the Tax Warranties).

12.                                 PURCHASE PRICE ALLOCATION

Promptly after Completion, the Buyer shall prepare or cause to be prepared a proposed allocation of the Consideration, (as increased by applicable liabilities of the Group and other relevant items), solely for United States federal income Tax purposes, amongst the assets of the Group using the residual method described in Section 1060 of the United States Internal Revenue Code of 1986, as amended (the “United States Purchase Price Allocation”). If the Seller disagrees with the proposed United States Purchase Price Allocation, then it shall deliver a notice of such disagreement to the Buyer within 20 business days after the Buyer’s delivery of the proposed United States Purchase Price Allocation.  Any such notice shall specify those items or amounts as to which the Seller disagrees and the Seller shall be deemed to have agreed with all other items and amounts contained in the proposed United States Purchase Price Allocation.  After the Seller’s delivery of a notice of disagreement, the Buyer and the Seller shall negotiate in good faith for 20 business days and shall endeavor to agree on all otherwise unagreed items or amounts with respect to the proposed United States Purchase Price Allocation.  If the Buyer and the Seller are unable to agree on the unagreed items within the specified time period, then the Buyer and the Seller jointly shall select and engage an internationally-recognized independent accounting firm with expertise in the relevant areas (the “Independent Firm”) to resolve remaining disagreements with respect to the proposed United States Purchase Price Allocation.  The Buyer and the Seller shall jointly request that the Independent Firm resolve the disagreements in an expedited manner.   The proposed United States Purchase Price Allocation will be amended to reflect the decision of the Independent Firm, if any, together with items and amounts as to which the Buyer and the Seller had previously agreed (or were deemed to agree) and will become the final United States Purchase Price Allocation.  The fees, expenses and other reasonable costs of the Independent Firm shall be borne equally by the Seller and the Buyer. The parties (and their Affiliates) shall file all United States federal income tax returns, including Internal Revenue Service Form 8594, consistent with the United States Purchase Price Allocation, unless otherwise required by law.  Any adjustment to the Consideration shall be allocated as provided by United States federal tax regulation sections 1.1060-1(c)(2) and 1.338-7.

13.                                 PERSONS BOUND AND ASSIGNABILITY

13.1                           This Schedule is binding on the Covenantor, its successors in title, personal representatives and assigns (as the case may be).

13.2                           The Covenantor may not assign its obligations under this Schedule, but the Buyer may assign the benefit of this Schedule.